2014

ANNUAL INFORMATION FORM

(Fiscal Year Ended March 31, 2014)

CORPORATE OFFICE

8585 Chemin Côte-de-Liesse

Saint-Laurent, Québec

June 12, 2014                                                                                                                            Canada H4T 1G6

TABLE OF CONTENTS

1.      CORPORATE STRUCTURE OF CAE

1.1         Name, Address and Incorporation

1.2         Inter-corporate Relationships

2.      OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1         Overview

2.2         Geographic and Segment Revenues and Locations

2.3         CAE’s Vision

2.4         Our Strategy and Value Proposition

2.5         Industry Overview and Trends

2.6         Research and Development (“R&D”)

2.7         Production and Services

2.8         Specialized Skills and Knowledge

2.9         Competition

2.10       Components

2.11       Intangible Properties

2.12       Cycles

2.13       Environmental Liabilities

2.14       Employees

2.15       Foreign Operations

3.      DESCRIPTION OF THE BUSINESS SEGMENTS

3.1         Simulation Products/Civil (“SP/C”)

3.2         Training & Services/Civil (“TS/C”)

3.3         SP/C and TS/C Market Trends and Outlook

3.4         Simulation Products/Military (“SP/M”)

3.5         Training & Services/Military (“TS/M”)

3.6         SP/M and TS/M Market Trends and Outlook

3.7         Military Contracts

3.8         New Core Markets

4.      RISK FACTORS

4.1         Risks relating to the Industry

4.2         Risks relating to the Company

4.3         Risks relating to the Market

5.      DIVIDENDS

6.      DESCRIPTION OF CAPITAL STRUCTURE

7.      MARKET FOR SECURITIES

7.1         Trading Price and Volume

8.      DIRECTORS AND OFFICERS

8.1         Name and Occupation

8.2         Cease Trade Orders, Bankruptcies, Penalties or Sanctions

9.      TRANSFER AGENTS AND REGISTRARS

10.        AUDIT COMMITTEE

10.1       Mandate

10.2       Membership

11.        Approval of Services

12.        ADDITIONAL INFORMATION

GLOSSARY

SCHEDULE A – SUBSIDIARIES

SCHEDULE B - AUDIT COMMITTEE MANDATE

INFORMATION INCORPORATED BY REFERENCE

CAE’s Management’s Discussion and Analysis and our Consolidated Financial Statements for the year ended March 31, 2014, and the notes thereto (“Consolidated Financial Statements”) appear in the Annual Report to Shareholders for the year ended March 31, 2014 (“Annual Report”). The Consolidated Financial Statements were prepared in accordance with Part 1 of the CPA Canada Handbook, referred to as IFRS. The information contained in the Management’s Discussion and Analysis and the Consolidated Financial Statements for the year ended March 31, 2014, and the notes thereto, is specifically incorporated by reference into this Annual Information Form (“AIF”). Any parts of the Annual Report not specifically incorporated by reference do not form part of this AIF.

Unless otherwise noted, all dollar references in this Annual Information Form are expressed in Canadian dollars.

References to fiscal 2014 (“FY2014”) refer to the period from April 1, 2013 to March 31, 2014, references to fiscal 2013 refer to the period from April 1, 2012 to March 31, 2013, and references to fiscal 2012 refer to the period from April 1, 2011 to March 31, 2012.

This AIF contains forward-looking statements about our activities, events and developments that we expect to or anticipate may occur in the future including, for example, statements about our vision, strategies, market trends and outlook, future revenues, capital spending, expansions and new initiatives, financial obligations and expected sales. Forward-looking statements normally contain words like believe, expect, anticipate, plan,  intend, continue, estimate, may, will, should, strategy, future and similar expressions. By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties associated with our business which may cause actual results in future periods to differ materially from results indicated in forward-looking statements. While these statements are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are reasonable and appropriate in the circumstances, readers are cautioned not to place undue reliance on these forward-looking statements as there is a risk that they may not be accurate.

Important risks that could cause such differences include, but are not limited to, risks relating to the industry such as competition, level and timing of defence spending, government-funded military programs, constraints within the civil aviation industry, regulatory rules and compliance and conflict mineral rules, risks relating to CAE such as product evolution, R&D activities, fixed-price and long-term supply contracts, procurement and original equipment manufacturer (OEM) leverage, warranty or other product-related claims, product integration, protection of intellectual property, key personnel, environmental liabilities and claims arising from casualty losses, integration of acquired businesses, our ability to penetrate new markets, length of sales cycle and our reliance on technology, and risks relating to the market such as foreign exchange, availability of capital pension plan funding, doing business in foreign countries and income tax laws. Additionally, differences could arise because of events that are announced or completed after the date of this AIF, including mergers, acquisitions, other business combinations and divestitures. You will find more information in the Risk Factors section of this AIF. We caution readers that the risks described above are not necessarily the only ones we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. The forward-looking information and statements contained in this AIF are expressly qualified by this cautionary statement.

1.               CORPORATE STRUCTURE OF CAE

1.1            Name, Address and Incorporation

On March 17, 1947 CAE Inc. (“Company”  or “CAE”) was incorporated as Canadian Aviation Electronics Ltd. under the laws of Canada by letters patent. In 1965, the name of the Company was changed to CAE Industries Ltd. and in 1993 the Company changed its name to CAE Inc.

CAE was continued in 1977 under the Canada Business Corporations Act (“CBCA”).   In 1979, CAE’s articles were amended to change its authorized share capital to an unlimited number of common shares, and again in 1981 to authorize an unlimited number of preferred shares, issuable in series, with such rights, privileges, restrictions and conditions as the Directors of CAE may determine.

On June 9, 1995, CAE’s articles were amended to authorize the Directors to appoint additional Directors in accordance with the provisions of the CBCA. On April 1, 2001, the Company amalgamated with CAE Electronics Ltd., our wholly-owned subsidiary.

CAE’s registered office is located at 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6, telephone: (514) 341-6780, fax: (514) 340-5530.

1.2            Inter-corporate Relationships

The direct and indirect subsidiaries and other ownership interests of CAE are set out in Schedule A hereto.

2.               OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1            Overview

CAE is a world leader in providing simulation and modeling technologies and integrated training services primarily to the civil aviation industry and defence forces around the globe. We also leverage our simulation capabilities in healthcare and mining markets. We are globally diversified with approximately 8,000 people at more than 160 sites and training locations in approximately 35 countries. In fiscal 2014, we had annual revenue exceeding $2.1 billion, approximately 90% of which came from worldwide exports and international activities. We have the largest installed base of civil and military flight simulators and a broad global aviation training network. We offer civil aviation, military and helicopter training services in 67 locations worldwide where we train approximately 120,000 civil and military crewmembers annually. Our main products include full-flight simulators (“FFS”s), which replicate aircraft performance in a full array of situations and environmental conditions. We apply our simulation expertise and operational experience to help customers enhance safety, improve efficiency, maintain readiness and solve challenging problems.

Approximately half of our revenue comes from the sale of simulation products, software and simulator updates, and the balance from services including training, maintenance, ab initio pilot training, aircraft crew sourcing and integrated enterprise solutions.

Founded in 1947 and headquartered in Montreal, Canada, CAE has built an excellent reputation and long-standing customer relationships based on nearly 70 years of experience, strong technical capabilities, a highly trained workforce and global reach.

CAE’s common shares are listed on the Toronto and New York stock exchanges under the symbol CAE.

2.2            Geographic and Segment Revenues and Locations

CAE’s consolidated revenue from continuing operations in fiscal 2013 and 2014 was $2.035 billion and $2.115 billion, respectively, and is broken down as follows:

Revenue by Segment (%)			Geographic Distribution of Revenue (%)
	2014	2013		2014	2013
SP/C	22	22	US	31	30
TS/C	34	32	Germany	3	4
SP/M	25	28	Other European countries	18	16
TS/M	14	12	UK	12	12
NCM	5	6	Other Asian countries	9	10
	100	100	Canada	8	10

			Australia	4	4
			China	7	8
			United Arab Emirates	3	2
			Other countries	5	4
				100	100

The following sets out, by business segment, the locations of CAE’s primary subsidiaries and divisions:

Location	SP/C	SP/M	TS/C	TS/M	NC/M
Canada
Montreal, Québec	✓	✓	✓	✓	✓
Toronto, Ontario			✓
Ottawa, Ontario Sudbury, Ontario				✓	✓
Halifax, Nova Scotia		✓		✓
Vancouver, British Columbia			✓
Europe
Aberdeen, United Kingdom			✓
Amsterdam, Netherlands			✓
Barcelona, Spain			✓
Brussels, Belgium			✓
Burgess Hill, United Kingdom		✓	✓	✓
Budapest, Hungary		✓
Copenhagen, Denmark			✓
Dublin, Ireland			✓
Gatwick, United Kingdom			✓
Madrid, Spain			✓
Mainz, Germany					✓
Manchester, United Kingdom			✓
Stavanger, Norway			✓
Sesto Calende, Italy			✓
Shannon, Ireland			✓
Oslo, Norway			✓
Oxford, United Kingdom			✓
RAF Base, Oxfordshire, United Kingdom				✓
Stockholm, Sweden			✓
Stolberg, Germany		✓		✓
Vélizy, France		✓
Veszprem, Hungary					✓
Wells, Somerset, United Kingdom					✓
United States
Dallas/Fort Worth, Texas			✓
Mesa, Arizona			✓
Morristown, New Jersey			✓
Orlando, Florida		✓		✓
Phoenix, Arizona Redmond, Washington			✓		✓
Richardson, Texas		✓
Sarasota, Florida					✓
Tampa, Florida		✓		✓
Littleton, Colorado					✓
Little Rock, Arkansas				✓
Burlington, Massachusetts		✓
San Jose, California		✓
Other
Beijing, China			✓
Bengaluru, India	✓	✓	✓	✓
Brisbane, Australia					✓
Brunei		✓		✓
New Delhi, India			✓		✓
Dubai, United Arab Emirates			✓
Gondia, India			✓
Hong Kong, China			✓
Johannesburg, South Africa					✓
Karaganda, Kazakhstan					✓
Kuala Lumpur, Malaysia			✓
Lima, Peru			✓		✓
Manila/Clark, Philippines			✓
Melbourne, Australia			✓	✓
Mexico City, Mexico			✓
Nova Lima, Brazil					✓
Perth, Australia			✓		✓
Santiago, Chile			✓
Seoul, Korea			✓
Shanghai, China			✓
Singapore, Malaysia Sydney, Australia	✓	✓ ✓	✓

2.3            CAE’s Vision

We intend to be the partner of choice for customers operating in complex mission-critical environments by providing the most innovative modeling and simulation-based solutions to enhance safety and improve efficiency.

2.4            Our Strategy and Value Proposition

Our strategy

We are a world-leading provider of modeling and simulation-based training solutions. We have a long history of serving the needs of customers in the civil aerospace and defence and security markets, and the CAE brand has become synonymous with safety, quality and reliability the world over.

Our focus involves supporting airlines, aircraft operators and defence and security forces with their ongoing, long-term training needs. In defence and security, this means helping forces to ensure mission readiness, and in civil aviation, the necessity for training solutions is driven by the need for uncompromised safety in globally regulated markets. Our unique ability to provide comprehensive solutions, our technology leadership, proven customer support and a vast global presence differentiates us in our end markets. We are invested in both mature and emerging markets and this enables us to capitalize on current demand and future growth opportunities. Approximately one third of our revenue comes from the U.S., one third from Europe and one third from the rest of the world including the higher growing, emerging markets.

Value proposition

The value we provide customers is the ability to enhance the safety of their operations, improve their mission readiness for potentially dangerous situations and lower their costs by helping them become more operationally efficient. We offer a range of product and service solutions to enhance our customers’ planning and decision-making abilities. We also offer a broad global reach, and as a result, we are able to provide solutions in proximity to our customers, which is an important cost-benefit consideration for them.

Our core competencies and competitive advantages include:

-        World-leading modeling and simulation technology;

-        Comprehensive knowledge of training and learning methodologies;

-        Total array of training products and services solutions;

-        Broad-reaching customer intimacy;

-        High brand equity;

-        Proven systems engineering and program management processes;

-        Best-in-class customer support;

-        Well established in emerging markets.

World-leading modeling and simulation technology

We pride ourselves on our technological leadership. Pilots around the world view our simulation as the closest thing to the true experience of flight. We have consistently led the evolution of flight training and simulation systems technology with a number of industry firsts. We have simulated the entire range of large civil aircraft in use today, a large number of the leading regional and business aircraft and a number of civil helicopters. We are an industry leader in providing simulation and training solutions for fixed-wing tanker and transport aircraft, maritime patrol aircraft, trainer aircraft and helicopter platforms for the military. We also have extensive knowledge, experience and credibility in designing and developing simulators for first-to-market aircraft of major aircraft manufacturers. We now use our expertise in modeling and simulation beyond training into other mission‑critical areas, such as emergency response services, where these technologies are used to support superior decision‑making capabilities. As well, we have extended these capabilities to the healthcare and mining markets.

Comprehensive knowledge of training and learning methodologies

With nearly 70 years of experience in simulation, we are an industry expert in aviation training and are the industry’s training solution one-stop shop. We are constantly introducing and implementing ways to improve safety and training efficiency, from ab initio to professional pilot training. For instance, data from simulation training sessions is captured, analyzed and displayed to provide instructors and trainees with real-time feedback on training performance, allowing focus on priority development areas to increase training efficiency. We are also playing a leadership role in supporting airlines toward the adoption of the Multi-Crew Pilot Licence (“MPL”) program, the most recent pilot licence introduced by the International Civil Aviation Organization (“ICAO”), which embeds the latest advances in learning leveraging simulation. Another example is our industry leadership towards implementing Upset Prevention and Recovery Training, specifically geared toward preparing pilots to address adverse and extreme flying conditions. In the defence and security market, we are increasingly leveraging our unique training systems integration capabilities to offer customers across air, land, sea and public safety comprehensive training solutions that can include training centres, training services and simulation products. We are using our experience gained in the development of training and learning methodologies in aerospace to bring and enhance modeling and simulation technologies to our training solutions in the healthcare and mining domains. In healthcare, we offer both training expertise and the widest breadth of simulation training products in the industry, with surgical, patient, and ultrasound simulators and trainers for more than 20 medical specialties. Our simulation centre management system, LearningSpace, effectively captures every aspect of a live simulation, allowing the delivery of instant, multimedia debriefing sessions and ongoing training improvement. In mining, we have borrowed from aviation standards to introduce new solutions to train mining vehicle operators.

Total array of training products and services solutions

We offer a wide array of training products, from desktop trainers to FFSs, addressing both our civil and defence and security customers’ training needs. With a large network of training centres, we are also a global leader in aviation training providing the complete solution to meet our customers’ training and pilot sourcing needs. Our pilot training programs span over 100 different civilian aircraft models including commercial airliners, business aircraft and helicopters. In the defence and security market, our programs involve training for transport aircraft, helicopters, trainer aircraft, tankers, maritime patrol aircraft, remotely piloted aircraft (“RPA”) systems, tanks, armoured fighting vehicles, ships and other platforms. Our range of training services includes the provision of curricula for pilot type training, cabin crew and maintenance training. Our civil pilot sourcing solution adds value and moves our customers’ businesses forward by identifying, screening, selecting, training and ultimately placing pilots at their airlines. In addition, we deliver civil ab initio pilot training through CAE Oxford Aviation Academy (“CAE OAA”).

Broad-reaching customer intimacy

The realization of our mission to be our customers’ partner of choice is evident in the relationships that we have with most of the world’s airlines, aircraft operators, governments and original equipment manufacturers (“OEMs”). Our broad geographic coverage allows us to respond quickly and cost effectively to customer needs and new business opportunities while having a deep understanding of the regulations and customs of the local market. We operate a fleet of over 259 full-flight and full-mission simulators in 67 civil aviation and military training locations worldwide to meet the wide range of operational requirements of our customers. Among our thousands of customers, we have long-term training services agreements and joint ventures with more than 30 major airlines and aircraft operators around the world and relationships with approximately 50 defence operators in approximately 35 countries.

High brand equity

We are unique in the simulation industry as the only truly global company focused on modeling, simulation, and training. We continually reinforce our focus, experience and technology leadership as we position the Company with customers around the world. We invest in building and maintaining our brand and reputation as a company committed to innovation that will help its customers enhance safety, improve efficiency, enhance decision-making and achieve mission readiness. We are focused on offering the aviation industry’s most comprehensive portfolio of simulation products, training services, and crew sourcing with the ability to tailor a flexible training solution to the individual requirements of each of our customers. Our simulation products are rated among the highest in the industry for reliability and availability. This is a key benefit because simulators normally operate in high-duty cycles of up to 20 hours a day, seven days a week. We design our products so customers can upgrade them, giving them more flexibility and opportunity as products change or new air worthiness regulations are introduced. The CAE brand is synonymous with industry-leading simulation technology as well as superior training and customer support and we strive to be our customers’ partner of choice for any simulation and training related requirement.

Proven systems engineering and program management processes

We continue to evolve our technology platform to meet the changing market needs, and to develop solutions and deliver technically complex programs to help ensure that there are trained and mission-ready aircrew and combat troops around the world. We have a proven track record on delivering complex civil and military first-to-market simulators. Our defence and security business unit has several of its organizations around the world certified to Level 3 or above of the Capability Maturity Model Integration (“CMMI”), which is an internationally recognized model of industry best practices in organizational process improvement, project management, systems engineering and software development. Our experience, coupled with our continued investment in research and development, strengthens our technological leadership as well as our management expertise to provide programs featuring sensor simulation for maritime operations, synthetic tactical environments for naval and fighter operations as well as visualization and common database technologies that deliver rich, immersive synthetic environments for the most effective training and mission rehearsal possible.

Best-in-class customer support

We maintain a strong focus on after-sales support, which is often critical in winning additional sales contracts, as well as important update and maintenance services business. Our customer support practices, including a web-based customer portal, performance dashboard and automated report cards, have resulted in enhanced customer support according to customer comments and feedback.

Well established in emerging markets

We pride ourselves in our local presence in each of our global markets, while simultaneously maintaining the efficiencies and advantages of being an international organization. This approach has enabled us to lead in high-growth markets like China, Eastern Europe, the Indian sub-continent, the Middle East, South America and Southeast Asia, where we have been active for several decades.

2.5            Industry Overview and Trends

The civil, defence and security, healthcare and mining markets CAE serves are driven by factors particular to each market.

CAE believes the civil market is most affected by the world gross domestic product, which in turn drives air travel, measured in revenue passenger kilometers (“RPK”). This positive RPK generation needs to be satisfied by aircraft deliveries in addition to the existing fleet, and then corrected for attrition. Finally direct factors influence the total offering such as the nature, size and composition of aircraft fleets, aircraft delivery schedules, pilot demographics, certification requirements and market demand for commercial and business air travel, which in particular is also influenced by corporate profits.

CAE believes the defence and security market is mostly influenced by a combination of defence spending and the nature of military activity. Demand for CAE’s defence and security products and services are also influenced by the degree to which governments globally lean towards the outsourcing of functions to the private sector. As well, CAE’s defence and security business is affected by the extent to which synthetic training and mission rehearsal solutions gain market acceptance as an alternative to live training, such as flying an actual aircraft or firing an actual weapon.

CAE believes the healthcare market is influenced by developments in treatments for healthcare issues and, in some markets, government spending. Demand for CAE’s healthcare products and services are also influenced by the degree to which synthetic training and treatment rehearsal solutions gain market acceptance as an alternative to the present system of on-the-job learning assisted by seasoned clinicians.

CAE believes the mining market is influenced by economic cycles and GDP growth. Demand for CAE’s mining products and services are also influenced by the need for operational efficiencies that can be addressed by CAE Mining’s solutions.

2.6            Research and Development (“R&D”)

CAE’s competitive strategy is hinged on technology leadership of its products and services. This strategy is underpinned by a strong innovation culture and a long-standing commitment to performing R&D.

CAE uses leading practices in the Global Engineering organization to ensure strategic alignment of the technology roadmap with the business strategy. This special governance mechanism, called the Innovation Board, is held periodically at the most senior executive level of the Company, to align and review the vision and strategic direction for R&D. Making innovation materialize at all levels within CAE’s products, services and processes throughout the operational execution continues to be a strategic priority. To this end, a company-wide “Open Innovation Challenge” process is deployed to all employees using an internal social media platform to stimulate innovation. Our employees are proud to contribute to the innovation journey leading to new products and services.

We are pleased to report that the strategic initiative of technology convergence is progressing as planned and is already demonstrating benefits. This project consolidates the complete CAE technology stack into a single common platform that will provide the building blocks for all of CAE’s products for the future.

We were also pleased to introduce in FY2014 the new full flight simulator benchmark in the industry, the CAE 7000XR. This simulator defines new customer experience standards for pilots, for instructors, for maintenance technicians, and for training center operators. It includes new customer interfaces, such as a next generation instructor “office” which provides real time brief/debrief capabilities. It also features new embedded training capabilities such as upset recovery training systems as mandated by new regulations. This next generation instructor environment is significant. The 7000XR also provides a novel computing infrastructure that leverages cloud big data technologies to provide a superior level of operational efficiency. In addition to the new software design, the hardware for this simulator has been optimized to reduce long-term life cycle operating costs.

Continuing on the success of the 3000 series light helicopter simulator platform introduced in 2012, CAE has developed and launched a new larger version for mid to heavy helicopters. The CAE 3600 series simulator has successfully entered the market with innovative design features such as a 12ft direct projection visual system providing a more immersive experience.

CAE has continued to advance its leadership position in simulation synthetic environments with the release to market of its Dynamic Synthetic Environment (“DSE”) product suite. The complete Presagis software tool set and the complete CAE synthetic software stack have been augmented to be fully dynamic, persistent and inter-operable. This technology places CAE in a leading position to support the military forces vision of joint synthetic training.

As a significant outcome of the 2014 R&D investment, CAE is pleased to report that it has filed for nine patents covering the latest innovations in its products.

In 2009, CAE announced an investment of $714 million in Project Falcon, an R&D program that spanned over five years. Project Falcon concluded successfully in 2014. Significant products and technologies were developed which contributed to the success of the company. We are pleased to report that the Government of Canada has decided to continue its support to CAE’s strategic technology development with a repayable loan of $250 million, which was signed on February 27, 2014 for Project Innovate. CAE launched Project, Innovate, to develop its next generation of simulation platforms for its civil aviation and defence markets. It will create a state-of-the-art modular system which will be more efficient and much easier to deploy and maintain. The new system will also enhance CAE's user experience. In addition, CAE will develop technologies and training solutions geared towards joint and networked operations in order to be a training systems integrator in air, sea and land domains.

2.7            Production and Services

Production

CAE’s manufacturing and assembly facilities are located in Montreal, Canada; Tampa & Sarasota, U.S.; Burgess Hill, U.K.; Bengaluru, India; and Stolberg, Germany.

The manufacturing process for CAE Full Flight simulators is complex, involving the coordination of more than 200,000 parts and millions of lines of software code. The manufacture of a simulator includes six major stages: design, manufacture & assembly, integration & testing, shipping, site installation and final qualification on site. Military simulators, by virtue of their tactical environments and weapons/sensor systems, are more complex and unique than civil simulators and therefore may take more time to design, manufacture and test.

Manufacturing is organized into ten manufacturing cells comprised of the following three major disciplines: electronics (printed circuit board assembly), electrical (cables, cabinets, aircraft instruments and avionics), and mechanical (sheet metal and machine shop, precision assembly and hydraulics, structural assembly and final assembly).  Each cell has its own planning, methodizing and set of specific products to deliver, which establishes clear accountability for manufacturing performance.

Most of our manufacturing and integration activities for civil and military simulation systems are conducted at CAE’s facilities in Montreal, with some integration and update related work also being conducted at the Tampa, Burgess Hill, Bengaluru, Sydney, and Stolberg sites. The Tampa facility conducts military systems integration and testing activities for simulation equipment destined for U.S. military-related contracts.

Services

CAE’s training and service facilities are based around the world. While our head office is located in Montreal, Canada, CAE provides training and services from 67 locations across South America, North America, Europe, the Middle East, India, China, Russia and Southeast Asia.

These locations include Type Rating Training Organizations (“TRTO”) offering pilot, maintenance and cabin crew training to business and commercial aircraft operators; ab-initio training centres which provide commercial pilot license training to aspiring pilots as part of CAE Oxford Aviation Academy (“CAE OAA”) initiative; and several locations from which CAE offers technical support services to aviation training centres.

CAE’s courseware development is conducted in our Canadian, U.S. and Indian facilities, and CAE’s flight data solutions are offered from Canada.

CAE provides a range of technical support services to civil and military simulator operators, including parts replacement and repairs, installations, relocations, upgrades and technical training. Customers use CAE’s technical services to answer questions, troubleshoot and receive advice. This extends to service visits by CAE’s engineers to assist in customer maintenance and repair activities.  Military and civil upgrade services are not restricted to CAE products; CAE can upgrade most other manufacturers’ simulators. CAE services are offered either in conjunction with a sale of a simulator, through maintenance contracts or individual purchase orders.  CAE believes that our service business provides opportunities to influence the upgrade of installed FFSs while providing valuable insights into customer training needs.

CAE also provides analytical and engineering services that leverage modeling and simulation and other advanced technologies to develop innovative solutions to our clients’ most complex challenges. CAE offers clients a range of services and subject matter expertise, including human factors and human system integration, capability based planning, advanced synthetic environments, system and software engineering for Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (“C4ISR”) and electronic warfare systems, training systems and services, integrated information environments, and in-service support for fleet operations and maintenance.

2.8            Specialized Skills and Knowledge

CAE employs predominantly graduates in engineering and software development, as well as pilots, instructors and other flight training experts. As an industry leader, CAE is able to train our staff in the technology and software required for simulation software and equipment. Flight trainers are typically recruited from the ranks of former airline or military pilots.  Recognizing that engineering talent is at the center of the Company innovation capability, CAE has an industry unique engineering career framework that will benefit the talent pipeline within the CAE engineering community.

2.9            Competition

We sell our simulation equipment and training services in highly competitive markets. New entrants have emerged in recent years and the competitive environment has intensified as aerospace and defence companies position themselves to try to take greater market share by consolidating existing civil simulation companies and by developing their own internal capabilities. Most recently, Lockheed Martin, L-3 Communications and Textron have all acquired commercial aircraft simulator competitors. Most of our competitors in the simulation and training markets are also involved in other large segments of the aerospace and defence complex beyond simulation and training. As such, several of them are larger than we are, and may have greater financial, technical, marketing, manufacturing and distribution resources. In addition, some competitors have well-established relationships with, or are important suppliers to, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us. Boeing has a licencing model for Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on Boeing simulators.

Airbus has decided to deepen its services offered to customers for training services. OEMs like Airbus and Boeing have certain advantages in competing with independent training service providers. An OEM controls the pricing for the data, parts and equipment packages that are often required to manufacture a simulator specific to that OEM’s aircraft, which in turn is a critical capital cost for any simulation-based training service provider. OEMs may be in a position to demand licence royalties to permit the manufacturing of simulators based on the OEM’s aircraft, and/or to permit any training on such simulators. CAE also has some advantages, including being a simulator manufacturer, having the ability to replicate certain aircraft without data, parts and equipment packages from an OEM, and owning a diversified training network that includes joint ventures with large airline operators which are aircraft customers for OEMs. We work with some OEMs on business opportunities related to equipment and training services.

Periods of economic recession or credit constraints for civil market products lead to heightened competition for each available civil aircraft simulator sale. This in turn leads to a reduction in profit on sales won during that period. Should such conditions occur, we could experience further price and margin erosion.

The markets in which we sell our products are highly competitive. Certain competitors are also CAE’s customers, partners and suppliers on specific programs. The extent of competition for any single project generally varies according to the complexity of the product and the dollar amount of the anticipated award.  We believe that we compete on the basis of:

•       Quality, performance and flexibility of our products and services;

•       Reputation for prompt and responsive contract performance;

•       Accumulated technical knowledge, intellectual property and expertise;

•       Strong after-sales support;

•       Flexibility of product/service offerings being susceptible to tailor-made customer solutions;

•       Breadth of product line; and

•       Price.

CAE’s future success will depend in large part upon our ability to improve existing product lines, develop new products and technologies in the same or related fields, improve delivery intervals and reduce the costs we incur in producing our products and services.

CAE’s major competitors in the military simulation and training market include Lockheed Martin, L-3 Communications Link Simulation (“L-3 Communications”) and Training, Boeing, Rockwell Collins, Indra Systems, BAE Systems, Flight Safety International, SAIC, Leidos, Raytheon, General Dynamics, Cubic, Elbit, Eurocopter, AgustaWestland,  Rheinmetall Defence Electronics, Saab and Textron.  Some of these competitors are predominantly local (one country or region) competitors. CAE sometimes partners with these and other competitors to cooperate on program contracts.

CAE’s major competitors in the civil simulation equipment market include Lockheed Martin, Flight Safety International, L3 Communications, Rockwell Collins, Tru Simulation & Training (Textron) and smaller players such as Indra. Some of these competitors are low-cost providers with a limited product portfolio which only addresses a subset of the overall market, while others offer a broader product portfolio. CAE’s major competitors in civil pilot training include Flight Safety International, Boeing Training and Flight Services, Lufthansa Flight Training and PanAm International Flight Academy (ANA Holdings Inc).

2.10          Components

CAE deals with a variety of goods and services suppliers across our business segments.  Although we are not overly dependent on any single supplier for any key manufacturing components or services, CAE’s products contain sophisticated computer systems that run on software and operating systems supplied to us by third parties.  Such computer systems and software may not always be available to CAE to license or purchase.

The production of CAE simulators is often dependent upon receipt by CAE of data, including confidential or proprietary data, concerning the functions, design and performance characteristics of a product or system, the performance of which CAE’s simulator is intended to simulate.  CAE cannot guarantee that we will be able to obtain such data on reasonable terms, or at all.  Original manufacturers of these products and systems could object to the simulation by CAE of components of, or the totality of their products or systems, or could request high license fees that could negatively impact CAE’s profit margins.

Most of the raw materials used in manufacturing (such as sheet metal, wires, cables and electronic integrated circuits) are available off the shelf from multiple commercial sources. The unique parts are the aircraft parts. These are usually available from aircraft manufacturers, the resale market, decommissioned or surplus aircrafts as well as through simulated part manufacturers.

The availability of most parts in a timely manner facilitates a relatively smooth production flow. Aircraft parts, in some instances, may be an exception, especially on new/prototype aircraft types or those out of production.  The timely delivery of these parts is often the responsibility of CAE’s customers. CAE’s contracts normally link these aircraft parts delivery dates to the simulator delivery schedules. In cases where such aircraft parts cannot be made available, CAE’s customers rely on CAE’s ability to make simulated parts.

2.11          Intangible Properties

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licenses on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

CAE owns certain patents and has filed applications in respect of additional patents. CAE enters into agreements containing non-disclosure and confidentiality clauses with third parties and has similar provisions in place with our employees to protect our proprietary information and trade secrets. CAE also has internal policies concerning both ethics and intellectual property which guide our employees in their dealings with CAE’s intellectual property and that of third parties.

Given the lengthy delay in obtaining patents (during which some technology may evolve into newer generations), the required detailed patent application disclosure which may permit competitors to reverse-engineer an invention, and the cost of maintaining and defending patents, CAE believes that certain intellectual property is adequately protected by either maintaining it as a trade secret or selectively disclosing enough of it to forestall anyone else from subsequently claiming it as their own original innovation.

CAE’s agreements with Industry Canada and Investissement Québec (“IQ”) restrict, in some cases, CAE’s ability to license (other than to customers) or transfer ownership of intellectual property developed with the program’s support until all funding has been repaid or consent has been obtained.

Given CAE’s many decades of success in the field of aviation simulation, CAE believes that the CAE brand and some of our trademarked products have value in the markets we address.

2.12          Cycles

The SP/M and TS/M segments sell to government customers such that there is no evident cycle to the intake of orders, but such order levels may vary significantly from quarter to quarter because of the irregular timing of government orders.

The SP/C segment’s equipment sales to airlines are affected by the cycles of expansion and contraction of the entire commercial airline industry, as well as the availability of credit and general economic conditions.

The TS/C segment’s flight training services do experience an element of seasonality; in times of peak travel (holiday periods, etc.) airline and business jet pilots are often too busy flying aircraft to attend training sessions.  TS/C is also affected by the longer wave cycles of the commercial airline industry, though not to the same degree as SP/C.

The Mining segment is primarily tied to operational budgets of mining companies but can be subject to the cyclicality of the mining industry’s commodity prices, given its link to general economic conditions. Seasonality is not a major factor other than the normal budgeting cycles. Healthcare is subject to the irregular timing of government/military orders.

2.13          Environmental Liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

We have made provisions for claims we know about and remediation we expect will be required, but there is a risk that our provisions are not sufficient.

In addition, our discontinued operations are largely uninsured against such claims, so an unexpectedly large environmental claim against a discontinued operation could reduce our profitability in the future.

CAE believes our current operations are in compliance in all material respects with environmental laws and regulations. Environmental protection requirements do not have material financial or operational effects on CAE’s capital expenditures, earnings or competitive position.

CAE operations include, and past operations and those of some past operators at some of CAE’s sites have included, the use, generation, storage, handling and disposal of hazardous materials which are subject to health and safety and environmental laws and regulations in the various countries in which CAE operates or has operated.

2.14          Employees

CAE strives to have practices in place that drive employee development and engagement through employee communications, processes such as Kaizen and its Annual Leadership Development Process (“ALDP”). The Company invests in its employees through technical and leadership training, as well as developmental career moves.

CAE employs approximately 8,000 employees; of these approximately 1,300 are unionized and covered by 28 different collective agreements all over the world. The Company maintains constructive relationships with its unions and strives to achieve mutually beneficial relationships while maintaining cost competitiveness.

2.15          Foreign Operations

For the fiscal year ended March 31, 2014, sales to customers outside Canada accounted for approximately 90% of CAE’s revenue such that CAE is very dependent upon foreign sales and operations. CAE expects that sales outside Canada will continue to account for most of its revenue for the foreseeable future.

CAE’s physical presence in countries such as the U.S., Germany, Australia, Singapore and the U.K. has enabled us to develop strong relationships and a good reputation with governments and other defence contractors who are important decision makers regarding defence contracts.

As a result, CAE is subject to risks of doing business internationally, including:

•       Currency fluctuations;

•       Changes to regulatory requirements;

•       Changes to domestic and foreign government policies, including requirements to spend a portion of program funds locally and governmental industrial cooperation requirements;

•       The complexity and necessity of using foreign representatives and consultants;

•       Imposition of tariffs or embargoes, export controls, including U.S., Canadian and foreign arms export controls, currency exchange controls and restrictions, and other trade restrictions affecting countries in which CAE sells our products or services;

•       The challenge of managing and operating an enterprise spread over various countries;

•       Compliance with a variety of foreign laws; and

•       General economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances.

The impact of these factors is difficult to predict and any one or more of these factors could adversely affect CAE’s operations in the future.

3.               DESCRIPTION OF THE BUSINESS SEGMENTS

3.1            Simulation Products/Civil (“SP/C”)

Designs, manufactures and supplies civil flight simulation training devices and visual systems

We are the world leader in the provision of civil flight simulation equipment, including FFSs and a comprehensive suite of integrated training procedures trainers, flight training devices and web-based e-learning tools, using the same high-fidelity Level D software as the FFSs. We have designed and manufactured more civil FFSs for major and regional commercial airlines, third-party training centres and OEMs than any other company. We have developed a wealth of experience in developing first-to-market simulators for more than 35 new types of aircraft models, and in recent years we have been developing simulators for the Airbus A350 XWB, AVIC Medium-Sized Transport, Boeing 747-8, Mitsubishi Regional Jet (“MRJ”), ATR42-600 and ATR72-600, Bombardier CSeries, Global 5000/6000, Global 7000/8000 and Learjet 85, Embraer Phenom 100 and 300, Dassault Falcon 7X and the Commercial Aircraft Corporation of China, Ltd (“COMAC”) ARJ21 and C919. Leveraging our extensive worldwide network of spare parts and service teams, we also offer a full range of support and services. This includes emergency support, simulator updates and upgrades, maintenance services and simulator relocations.

CAE builds civil simulators for all categories of aircraft including those built by Airbus, Boeing, Bombardier, Cessna, Dassault, Embraer, Gulfstream, Beechcraft and Raytheon. CAE also builds simulators for civil helicopters, including AgustaWestland, Bell Helicopter, Eurocopter and Sikorsky models. Since our inception, CAE has taken orders for and delivered more than 1,500 FFSs and training devices from approximately 140  commercial airlines, aircraft manufacturers and third-party training centres in approximately 35 countries. With nearly 70 years of experience in designing and manufacturing FFSs and other flight training devices, CAE has established long‑standing relationships with leading commercial airlines throughout the world.

CAE plans to maintain a leadership position in civil simulation systems by anticipating future customer needs through both our own training experience and trusted relationships with equipment customers, commitment to innovation and technology, product quality, reliability and efficiency, and continuing efforts to lower costs and shorten delivery cycles. CAE continues to improve on its lead-time, cost, quality and reputation for performance through operational improvements and R&D programs. SP/C is focused on substantially reducing the costs associated with manufacturing simulation equipment intended both for sale to third parties as well as for installation in CAE’s own global network of training centres.

CAE’s capabilities in simulation-based interactive learning, including our leading-edge CAE SimfinityTM system, also complement our traditional strength in FFSs and flight training devices (“FTD”). Combined with a growing network of training centres, this complete suite of simulation-based equipment and training products enables CAE to offer airlines and business jet operators a complete range of training solutions.

The use of flight simulators in pilot and crew training is well established within the commercial and business markets. Increased use of simulators has occurred as a result of the growth in commercial and business air travel which, in turn, has driven fleet expansion and increased demand for pilot training.  Civil simulator usage has also increased due to advances in technology that enable increased realism and the significant cost savings provided by flight simulation training compared to actual flight time. The use of synthetically-generated reproductions of airport configurations and use of satellite terrain imagery incorporated into the simulation further enhance the effectiveness of simulation training. Simulators are also utilized by pilots to supplement actual flying time to maintain their certification. Today’s most sophisticated civil flight simulators are rated Level D by the U.S. FAA or receive similar ratings from regulatory authorities in other countries, indicating that a pilot can be certified to fly an aircraft type based solely on simulator training. Flight simulators also allow pilots to experience and learn emergency procedures that cannot be practiced safely aboard the actual aircraft.

Flight simulation equipment is purchased by major and regional airlines, aircraft manufacturers and independent training providers. Simulators are manufactured by a limited number of companies and are sold based on the criteria of product quality, customer support, delivery, supplier reputation, price and life cycle costs. Typical list prices for civil flight simulation equipment can range from up to US$1 million for sophisticated procedure trainers, from US$2 to US$5 million for an FTD and from US$11 to US$20 million for an FFS, assuming that OEM-supplied data, parts and equipment are included (where OEM data, parts and equipment are supplied by CAE’s customer the pricing will be significantly less).

CAE’s SP/C segment continues to lead the civil market in the sale of FFSs with more than 70% market share of competed civil sales. SP/C continues to invest in technology to improve our product offering in terms of cost, schedule, performance, and additional features that enhance safety and efficiency.  Over the past year, CAE’s SP/C segment has continued demonstrating our industry leadership, as evidenced by:

● The launch of the CAE 7000XR Series FFS; an evolution of the industry benchmark;

● The launch of our CAE Tropos™-6000XR CAE’s next generation visual solution.

Simulation Products/Civil won $608.4 million of orders in FY2014, including contracts for 48 full-flight simulators.

3.2            Training & Services/Civil (“TS/C”)

Provides business, commercial and helicopter aviation training for flight, cabin, maintenance and ground personnel and associated services

We are the largest provider of commercial and helicopter aviation training services in the world and the second largest provider of business aviation training services. We lead the market in the high-growth emerging regions of China, India, the Middle East, South America and Southeast Asia. Through our broad global network of training centres, we serve all sectors of civil aviation including general aviation, major and regional airlines, helicopter operators and business aviation. We currently operate 239 FFSs and provide aviation training and services in training centres located in more than 25 countries around the world, including simulation-based pilot training services, crew sourcing services and ab initio training. Among our thousands of customers, we have long-term training services agreements and joint ventures with more than 20 major airlines and aircraft operators around the world. We offer a comprehensive range of training solutions and services, including curriculum development, training centre operations, pilot training, cabin crew training, aircraft maintenance technician training, e-Learning and courseware solutions, and consulting services. We are a leader in flight sciences, using flight data analysis to improve airline safety, maintenance, flight operations and training. CAE Oxford Aviation Academy is the largest ab initio flight school network in the world with ten flight academies and a capacity for training up to 2,000 cadets annually. CAE Parc Aviation is the world’s largest aviation personnel sourcing organization with approximately 1,100 pilots, maintenance crew and other aviation professionals currently on assignment with airlines, aircraft OEMs and leasing company customers around the world.

CAE continues to expand our global network of strategically located training centres. CAE’s customers at the commercial aviation training centres include major, low-cost and regional airlines that elect to outsource some or all of the training of their pilots and other crew members using either our training instructors or their own.  CAE’s training centres are also used by corporate aviation customers who tend to use third-party training centres as their primary source for simulation training.

TS/C is continually looking for ways to deliver more value to our customers throughout CAE’s global network of training centres.  For example, TS/C is continually developing new courseware and related training services to encourage customers to migrate from renting time on a CAE simulator (dry training) to accepting the training and curriculum provided by CAE instructors (wet training).  TS/C is also continuously looking at ways to ensure we are delivering the most cost-effective and competitive training service in the marketplace. This includes optimization of our network, which can include the sale, upgrade, relocation, retirement or introduction of simulators.

Training services is the largest and fastest growing market segment within the flight simulation industry.  The training services market consists of sales of training equipment and the provision of facilities, tools, aircraft–specific pilot and maintenance training programs and courseware. Training is provided to pilots, technicians and cabin personnel from commercial and regional airlines, business aircraft operators as well as general aviation aircraft and helicopter operators. Today, approximately 40% of all training capacity around the world is owned and operated by large commercial airlines to provide training for their own pilots. Approximately 2/3 of these training facilities are located in North America and Europe. Commercial airlines also rely on independent training providers to supplement their training programs. Smaller operators have traditionally outsourced their training to independent training providers or to the aircraft manufacturers.  Most aircraft manufacturers are partnering with third-party training providers in order to expand their training infrastructure across the world, while some such as Boeing and Airbus have developed an in-house training division.

With the exception of fractional operators, the vast majority of business aircraft operators have very small fleets.  As a result, these operators receive their entire training from aircraft manufacturers or independent training providers.

TS/C has continued to invest in training and services for pilots, aircraft maintenance technicians and cabin crew members. We have also leveraged our core competencies and now provide a wider range of training and services. CAE remains dedicated to serving all segments of aviation on a global scale and this includes expanding our business training platforms within our five training hubs for business aircraft operators located in Europe, Middle East and the U.S. and by propelling our pilot and training services into emerging markets.

CAE’s expanding presence in civil flight training and services has been accelerated during the last fiscal year as follows:

New Programs and Products

-    We introduced CAE Tropos™ 6000XR, the latest generation of our market-leading visual image generator for civil aviation training. The software provides a more immersive environment and an enhanced pilot training experience;

-    We announced maintenance training on the new Dassault Falcon 2000 LXS and 2000S aircraft platforms, including EASy II and launched CAE RealCase Troubleshooting for the Dassault Falcon 7X, Falcon 900EX EASy, and Falcon 2000EX EASy models;

-    We announced the introduction of the CAE 7000XR Series FFS, leveraging the latest advancements in technology and training capabilities and setting a new standard in level D FFSs. This latest evolution of CAE’s industry benchmark FFS is designed to optimize life-cycle costs for our customers and to address new and future training requirements

Expansions

-    Our joint venture Emirates-CAE Flight Training (ECFT) inaugurated its second pilot training facility in Dubai, UAE;

-    We added 35 new Piper airplanes to our CAE Oxford Aviation Academy fleet;

-    ECFT announced that its dual configuration FFS for Bombardier Challenger 604 and Challenger 605 business jets has received certification from various countries and also announced that it will deploy a Bombardier Global 5000/6000 business jets FFS equipped with the Bombardier Vision flight deck, which is expected to enter into service at the end of 2014;

-    We announced, with Bombardier, the expansion of the Authorised Training Partner (ATP) agreement in Europe with the addition of a Bombardier Challenger 605 aircraft FFS and the deployment of a new Bombardier Global 5000/6000 business jets FFS equipped with the Bombardier Vision flight deck in our Amsterdam training centre;

-    We announced, with Aviation Performance Solutions (APS), an extension of our partnership to provide Upset Prevention and Recovery Training (UPRT) for business aircraft pilots in Europe. The program uses proven e-Learning web-based academics, in-aircraft practical skill development and FFS exercises and scenarios;

-    We launched a new MPL training program with Tigerair. In support of this program, we announced that we will open an ab initio ground school training centre in Singapore;

-    We commenced training at the CAE Simulation Training P.L. centre in Delhi, India. The training centre is a joint venture between CAE and Interglobe, parent company of IndiGo;

-    We announced an agreement with Airbus Helicopters (formerly Eurocopter Group) to create an approved EC225 helicopter training centre in Norway featuring a Level D flight and mission simulator;

-    We announced the addition of a fourth Dassault Falcon 7X FFS to our global training network. The simulator is expected to be ready for training in 2015;

-    We deployed a Boeing 737 NG FFS to the Air France training centre located in Orly, France;

-    We announced, with Dassault, an agreement naming CAE as the exclusive Dassault-Approved Training Provider for the newly-launched Dassault Falcon 5X long-range business jet.

3.3            SP/C and TS/C Market Trends and Outlook

Market Trends and Outlook

In commercial aviation, aircraft capacity and passenger traffic growth are primarily driven by gross domestic product (“GDP”). Over the past 20 years, air travel has grown at an average rate of 4.8% and the aerospace industry’s widely held expectation is that long-term average growth for air travel will be approximately 5% annually over the next two decades. The International Air Transport Association (“IATA”) forecasts that by 2017 total passenger demand is expected to increase by 31%, representing 930 million more passengers compared to 2012. Growth rates are higher in the emerging markets than in large and established markets like Europe and the U.S. Continued growth in air travel and re-fleeting requirements have led to record commercial aircraft backlogs and OEM production rates.

In the business and helicopter aviation sector, demand for air travel is primarily driven by corporate profitability and general economic conditions. According to the U.S. Federal Aviation Administration (“FAA”), the number of business jet flights has increased by 3.4% in the past 12 months. The industry remains optimistic of further recovery and long-term growth in business aircraft travel, and consistent with this view, major business aircraft OEMs have announced new aircraft programs.

Consolidation of the industry continues as companies position themselves to capitalize on this robust commercial aerospace market

The following secular trends continue to form the basis of our civil market investment hypothesis:

-   Expected long-term growth in air travel;

-   Demand in emerging markets arising from secular growth and a need for infrastructure to support air travel;

-   Aircraft backlogs and delivery rates;

-   More efficient and technologically advanced aircraft platforms;

-   Long-term demand and shortage of trained aviation professionals (pilots, maintenance, cabin crew).

Expected Long-Term Growth in Air Travel

In calendar 2013, global passenger traffic increased by 5.2% compared to calendar 2012. For the first three months of calendar 2014, passenger traffic increased by 5.6% compared to the first three months of calendar 2013. Emerging markets outperformed; passenger traffic in the Middle East, Latin America, Asia/Pacific and Europe growing at 13.3%, 7.1%, 7.0% and 5.2% respectively, while North America remained stable. The global commercial aircraft fleet increased by 4.0% from March 2013 to March 2014, growing in Asia/Pacific, the Middle East and Latin America by 8.4%, 7.8% and 5.7% respectively, increasing slightly in Europe and remaining stable in North America. Possible impediments to steady growth progression in air travel include major disruptions such as regional political instability, acts of terrorism, pandemics, natural disasters, sharp and sustained increases in fuel costs, major prolonged economic recessions or other major world events.

Demand in Emerging Markets Arising from Secular Growth and a Need for Infrastructure to Support Air Travel

Emerging markets such as China, Eastern Europe, the Indian sub-continent, the Middle East, South America and Southeast Asia are expected to continue experiencing higher air traffic growth over the long term versus mature markets such as North America and Western Europe.

Aircraft Backlogs and Delivery Rates

Commercial aircraft OEMs continue to work through record backlog levels of over 12,000 aircraft. Our civil business relies mainly on the already in-service fleet to drive demand as approximately two thirds of our revenue is generated from training and services in support of the global fleet. Our product sales are driven mainly by aircraft deliveries coming from OEMs’ production lines. Recent aircraft order intake remains strong, with North American airlines such as Air Canada and American Airlines and airlines in the emerging markets such as Etihad Airways, Lion Air, VietJet Air and Air Costa leading the intake. We expect the continued high rate of aircraft deliveries to translate into continued high demand for training products and incremental demand for services.

More Efficient and Technologically Advanced Aircraft Platforms

More efficient and technologically advanced aircraft platforms will drive the demand for new types of simulators and training programs. One of our strategic priorities is to partner with manufacturers to take an early position on these future programs. In recent years, we have signed contracts with Bombardier for the CSeries aircraft and the Global 7000/8000 aircraft, ATR for the ATR42/72-600 aircraft, Mitsubishi Aircraft Corporation for the MRJ aircraft, Airbus for the A350 XWB aircraft, Dassault for the Falcon 5X, AVIC for the Medium-Sized Transport aircraft and COMAC for the C919 aircraft. These contracts allow us to leverage our modeling, simulation and training expertise to deliver training solutions, including CAE 7000 Series FFS and the recently launched CAE 7000XR Series FFS, CAE SimfinityTM procedures trainers, comprehensive training programs and expansion of our network to meet airlines’ training needs. The demand for new and more efficient platforms is driven by better operational flexibility, reduced maintenance costs, reduced fuel costs and improved emissions and environmental footprints. Airlines are actively seeking ways to reduce fuel costs and the operational risk against further fuel cost fluctuations, as well as ways to obtain benefits offered by new generation aircraft and propulsion technologies.

Business jet operators also demand high performance aircraft. Business aircraft OEMs have announced plans to introduce, or have already introduced, a variety of new aircraft models incorporating the latest technologies to enhance performance and operator benefits such as range, speed, comfort and the accessibility of business air travel. Some examples include Bombardier’s Learjet 70, 75 and 85, Challenger 350 and Global 7000/8000, Embraer’s Legacy Series and Lineage 1000, Gulfstream’s G650, Cessna’s Citation M2 and Dassault’s Falcon 5X.

Deliveries of new-model aircraft are subject to program delays, which in turn affect the timing of FFS orders and deliveries.

Long-term Demand and Shortage of Trained Aviation Professionals (pilots, maintenance, cabin crew) .

Worldwide demand is expected to increase over the long term

Growth in the civil aviation market has driven the demand for pilots, maintenance technicians and cabin crew worldwide, resulting in a shortage of qualified professionals in several markets, notably the faster growing emerging markets. Pilot supply constraints include aging crew demographics and fewer military pilots transferring to civil airlines.

New pilot certification processes require more simulation-based training

Simulation-based pilot certification training is taking on a greater role internationally with the MPL, with stall and upset prevention and recovery training and with new Airline Transport Pilot (“ATP”) requirements in the U.S. Indeed, the ICAO and various national and regional aviation regulatory agencies have published new regulatory requirements, standards and guidance on these specific topics.

MPL is an alternative training and licensing methodology which places more emphasis on simulation-based training to develop ab initio students into First Officers of airliners in a specific airline environment. On average, current MPL programs in the industry consist of one third of the training in actual aircraft and two thirds of the training in flight simulation training devices, versus traditional training for other licences that average 80% to 90% in actual aircraft. Today, there are approximately 50 nations that have MPL regulations in place and over 15 of these nations already use these regulations with training providers and airlines. CAE has MPL programs in Asia and in Europe with various airlines. From a global industry perspective, MPL is producing promising results and over 800 MPL graduates are already flying successfully with their airline. As the MPL methodology continues to gain momentum, it will result in increased use of simulation-based training.

Finally, the FAA in the U.S. enacted its final set of rules on July 15th, 2013 on new pilot certification and qualification requirements for air carrier operations, requiring pilots to obtain an ATP and Type Rating. As of August 2014, pilots applying for an ATP certificate will be required to complete practical requirements which call for more simulation-based training that includes adverse weather conditions, low energy states, stalls, upset prevention and recovery, and high altitude operations. We believe these new requirements will lead to an increase in demand for training in simulators.

3.4            Simulation Products/Military (“SP/M”)

Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies

We are a world leader in the design and production of military flight simulation equipment. We offer solutions to help maintain and enhance our customers’ safety, efficiency, mission readiness and decision-making capabilities. We develop simulation equipment, training systems and software tools for a variety of military aircraft, including fast jets, helicopters, trainer aircraft, maritime patrol and tanker/transport aircraft. We also offer simulation-based solutions for land and naval forces, including a range of driver, gunnery and maintenance trainers for tanks and armoured fighting vehicles (“AFV”s) as well as naval command team trainers and wargaming software. We have delivered simulation products and training systems to more than 50 defence operators in approximately 35 countries.

We offer the industry’s most comprehensive range of simulation products related to flight simulation. From desktop trainers to the highest fidelity full-mission simulators, we offer a broad portfolio of simulation products. We have designed simulators for the greatest variety of helicopters, and are a recognized leader in developing simulators and training systems for transports, tankers, maritime patrol aircraft, lead-in fighter trainers, and combat aircraft.  The company is recognized around the world as the leader in developing simulators for the legendary C-130 Hercules aircraft, including all the latest C-130J variants.  We are currently developing training systems for military aircraft such as the MH-60S/R, CH-47, NH90, S-70, C-130, C-295, A400M, C-5, KC-135, A330 Multi-Role Tanker Transport, P-8A, P-3C, M-346, Hawk, Eurofighter, PC-7 and T-6/AT-6 for global military customers. We have developed the CAE UAS Mission Trainer to provide an open, integrated UAS mission training capability for individual and team training with the ability to link to distributed mission operations.

Our simulation and training experience extends well beyond the air domain.  For decades, CAE has provided a range of products and services related to training ground forces, including solutions for direct and indirect fire, close air support, forward observation, driver training and crew gunnery training. CAE’s command and staff training systems, such as the CAE GESI constructive simulation system, is used extensively by armies to help develop the decision-making abilities of commanders in C4ISR environments.  We are also responsible for the design, manufacture and delivery of full-scale, high-fidelity maintenance trainers as well as virtual desktop trainers for a range of variants of the Bradley Fighting Vehicle, Abrams tanks, and the High Mobility Artillery Rocket System (“HIMARS”) for the U.S. Army.  In addition, we provide simulation-based solutions for naval forces, including tactical and wargaming software systems to facilitate the conduct of realistic naval operations training.

New Programs and Products

-   We signed a memorandum of understanding with Lockheed Martin as its preferred provider of Canadian F-35 training support, training systems integration, operations and maintenance should Canada select the F-35;

-    We signed a memorandum of understanding with General Atomics Aeronautical Systems to pursue international opportunities for CAE to offer its simulation and training systems for the Predator family of remotely piloted aircraft;

-   We delivered the latest generation CAE GESI command and staff training system, now operational at the German Army Combat Simulation Center located in Wildflecken, Germany;

-   We assisted Ambulance Victoria in Brisbane, Australia with the launch of the Virtual Paramedic, a simulation-based training solution, to help prepare for mass casualty incidents;

-   We signed a cooperation agreement to combine CAE’s GESI command and staff training system with Rolands & Associates Joint Theatre-Level Simulation into a new, federated constructive simulation solution called GlobalSim;

-   We provided an Emergency Management Information System to the City of Ottawa that will improve multi-agency collaboration and enhance effective decision-making during emergency incidents;

-   We are designing and manufacturing a UH-60L/M Black Hawk full-mission simulator to be used by the Mexican Federal Police;

-      We are  developing a UAS Mission Trainer representing the Predator remotely piloted aircraft for the Italian Air Force.

CAE remains committed to introducing new simulation products that enhance our reputation as a technology leader.  A strategic priority for CAE is to continue to bring innovative products and simulation-based solutions to market.  For example, the CAE-developed Common Data Base (“CDB”), originally developed for the United States Special Operations Command, has now been adopted by various defence forces including the German Army, Turkish Air Force and Royal Canadian Air Force.  The bottom line result is that with the CDB, the creation, modification and correlation of run-time databases is much faster, which makes using simulation for mission rehearsal exercises a real possibility.

Presagis, part of the SP/M segment, is a global leader providing commercial-off-the-shelf (“COTS”) modeling, simulation and embedded graphics solutions to the aerospace and defence markets, and is the only developer to deliver a unified COTS software portfolio based on open-standards. Presagis combines cutting-edge technology with innovative services to help customers streamline workflow, reduce project risks, create detailed models and complex simulations, in addition to developing DO-178B certifiable applications.

The military simulation equipment market is driven in part by the introduction of new aircraft platforms, upgrades and life extensions to existing aircraft and a shift to greater use of simulation in pilot training programs due to the high degree of realism and the significantly lower cost compared to live training. CAE expects to improve our lead-time, cost, quality and reputation for performance through continued operational improvements and R&D programs.

Military forces increasingly rely on sophisticated and interrelated weapons systems and equipment, computer systems, visual systems and other advanced technologies to operate in a broadening range of conditions and scenarios.  Achieving a high state of operational readiness is a constant goal and challenge for militaries. Simulators enable military organizations to achieve their training and mission rehearsal goals while minimizing the physical use of expensive systems and equipment. In addition, the use of simulators helps to avoid injuries to personnel and the loss of equipment due to training accidents. Simulators allow for the training of tasks and missions that cannot be practiced in the real world.

Flight simulators are used to train pilots to operate a variety of military aircraft including fighter jets, helicopters, transports, tankers and maritime patrol aircraft. Flight simulators permit the crews of military aircraft to coordinate and improve their combat skills in a safe, cost-effective and realistic range of environments. The U.S. Air Force estimates that one hour in a simulator costs less than six minutes in an actual aircraft.   The simulators enable pilots to realistically practice both offensive and defensive tactics, such as firing aircraft weapons systems and avoiding attack from enemy surface and air threats. The immersive environment provided by simulators allows pilots to train for highly demanding maneuvers and life threatening scenarios, such as rotor failure, missile impact or the effects of exceptional turbulence.

Simulation-based training systems for the land, sea and public safety markets provide similar advantages. With the increasing complexity of land and sea systems equipment, including integrated C4ISR and sophisticated weapon systems, combined with defence forces facing budget pressures, there is a growing tendency toward an increased use of synthetic training for tanks, armoured fighting vehicles and naval operations.  This helps save wear and tear on the weapon system platforms, reduces live firing and track miles, and allows militaries to devote systems to operational requirements.

3.5            Training & Services/Military (“TS/M”)

Supplies turnkey training services, support services, systems maintenance and integrated enterprise solutions

We provide turnkey training services, training systems integration expertise and training support services to global defence forces. We also provide a range of training support services such as contractor logistics support, maintenance services, classroom instruction and simulator training in over 80  sites around the world, a variety of modeling and simulation-based integrated enterprise solutions, and a range of in-service support solutions such as systems engineering and lifecycle management.

We are a fully capable training systems integrator with the ability to offer governments, defence forces and original equipment manufacturers (“OEM”s) across air, land and sea a comprehensive range of innovative training solutions designed to cost-effectively meet specific training requirements.  We are flexible and have a wealth of experience operating and delivering training services across different business models, including government-owned, government-operated; government-owned, contractor-operated; or contractor-owned, contractor-operated facilities. Our offerings include training needs analysis, instructional systems design, learning management information systems, purpose-built facilities, state-of-the-art synthetic training equipment, curriculum and courseware development, classroom and simulator instruction, maintenance and logistics support, lifecycle support and technology insertion, and financing alternatives.

Examples of our TS/M programs include the Medium Support Helicopter Aircrew Training Facility (“MSHATF”) at Royal Air Force (“RAF”) Benson in the U.K., the Operational Training Systems Provider (“OTSP”) program for the Canadian Forces, the KC-30A multi role tanker transport program for the RAAF, and the KC-135 Aircrew Training System for the United States Air Force (“USAF”) at 13 U.S. and international bases. We also provide a range of training support services such as contractor logistics support, maintenance services and simulator training at over 80 sites around the world.

CAE also provides market-leading consulting and engineering services that leverage modeling and simulation technologies and expertise to develop software-based solutions for decision support and training in complex environments. CAE  combines products, software tools and service delivery capabilities into a comprehensive, integrated solutions offering to help customers improve operational efficiency, develop and maintain mission critical systems and provide software-based decision support and training solutions.  CAE helps provide the guidance, expertise, products and engineering services required to help customers operate in critical and highly complex environments.  We also provide systems integration, systems engineering and in-service support for operational platforms.  We have a wealth of experience providing engineering information environments, fleet management services, lifecycle and integrated logistics, and other support services designed to efficiently and cost-effectively operate and maintain operational weapon systems.

Expansions

-    We commenced construction of the new CAE Brunei Multi-Purpose Training Centre (“MPTC”) in Rimba, Brunei Darussalam which is now entering the operational phase. We also announced jointly with the Government of Brunei that the CAE Brunei MPTC will establish an Emergency and Crisis Management Centre of Excellence to support disaster preparedness;

-    We are providing on-site training support services at the Army Aviation Training Centre in Queensland, Australia, following the acceptance into service of the world’s first Level D certified NH90 full-flight and mission simulator;

-    We installed a CAE 5000 Series King Air 350 simulator at a new training facility in Sale, Australia and will now provide simulator services to the Royal Australian Air Force and Royal Australian Navy through 2018 under a contractor-owned, contractor-operated training program;

-    We announced that our Rotorsim training centre in Sesto Calende, Italy, which is a joint venture with AgustaWestland, will expand with the addition of a CAE 3000 Series AW169 helicopter simulator;

-    We announced that the world’s first CAE 3000 Series AW189 FFS was certified to Level D and is now ready for training at the Rotorsim training centre in Sesto Calende, Italy;

-    We announced that Rotorsim will add a second CAE 3000 Series AW189 helicopter simulator to a new training location in Aberdeen, Scotland to support Bristow helicopters and other North Sea operators.

The TS/M group experiences fairly steady business revenue from our long-term training services and support services contracts.

Given finite defence budgets and resources, governments and defence forces are increasingly scrutinizing their expenditures. Outsourced or privatized training service delivery have demonstrated benefits such as cost-effectiveness, accelerated training delivery and allowing uniformed military personnel to focus on operational commitments.  CAE continues to see a growing willingness from defence forces to use synthetic training to meet more and more of their training requirements, as well as increasing demand to use simulation for mission rehearsal.  While synthetic training will never completely replace live combat training, TS/M sees more militaries increasing the number of synthetic training hours as a complement to live training.

Governments show an ever-increasing interest in the efficiencies and service enhancement potential of outsourcing aspects of their military training and support services to the private sector. The openness of national markets to international entrants is always an issue, particularly in the sensitive field of national security. However, many countries have outsourced military training and support services and have permitted foreign-controlled entities to deliver such services. The multinational approach adopted by some governments to equipment development and procurement has facilitated this evolution in the market for military services.

The industry has responded to this trend by adapting to a greater degree of cooperation in product and service development and provisioning. However, competition remains very vibrant, subject to national security constraints in certain markets.

Traditionally, modeling and simulation has been used to support training. This specific application is well understood and employed by militaries and civilian agencies around the world.  CAE also sees significant growth in taking the simulation out of the simulator and applying simulation across the program lifecycle, including support for analysis and operations.  CAE employs skilled and experienced professionals capable of helping our government and defence customers apply simulation to support analysis, training and operational decision-making.   For example, synthetic environments can be developed to support research and development programs and be re-used and refined throughout the program lifecycle, supporting system design and testing, creating the training environments to prepare personnel to use those new systems, and providing the decision support tools necessary to support mission planning in operations.

3.6            SP/M and TS/M Market Trends and Outlook

While the U.S. Bipartisan Budget Act for fiscal year 2014 has helped reduce the near-term impact of sequestration cuts and provided the U.S. Department of Defense with greater budget certainty over the current government fiscal year, the timing of contract awards will continue to be difficult to predict as the U.S. military services work to achieve the right balance in military capacity, capabilities and readiness. This may impact our ability to grow revenue and income in the short term; however, our view is that the impediment to growth is not the size of the market, but rather the timing of procurements.  In Europe, force structure reductions and reduced future investment plans have narrowed the pipeline of new opportunities; however, we maintain a portfolio of recurring business for which we have sized our operations. While the United States and Europe still present modest challenges, we are seeing increased opportunities originating from regions with growing defence budgets, like Asia and the Middle East where we have an established and growing presence. We also continue to bid on a solid pipeline of global opportunities. In addition, there are encouraging signs for our market specialization and we are confident that the use of simulation-based training will continue to increase in the future. The following trends continue to drive the use of our training centres, services and products in defence:

-   Explicit desire of governments and defence forces to increase the use of modeling and simulation to mitigate budget pressures;

-   Attractiveness of outsourcing of training and maintenance services;

-   Need for synthetic training to conduct mission rehearsal, including joint and coalition forces training;

-   Relationships with OEMs as their partner of choice for simulation and training;

-   Use of modeling and simulation for analysis and decision support.

Explicit desire of governments and defence forces to increase the use of modeling and simulation to mitigate budget pressures

More defence forces and governments are adopting simulation in training programs because it improves training effectiveness, reduces operational demands on aircraft, lowers risk compared to operating actual weapon system platforms and significantly lowers costs. For example, the U.S. Air Force (USAF) is making more extensive use of simulation for KC-135 tanker boom operator training, which costs approximately $20,000 for a three-hour training mission in the actual aircraft, but only $1,000 for that same three-hour training mission in simulators. The higher cost of live training and the desire to save aircraft for operational use are two factors prompting a greater adoption of simulation-based training. Unlike civil aviation, where the use of simulators for training is common practice, there are no regulatory requirements to train in simulators in the military and the nature of mission-focused training demands at least some live training; however, the balance of live and synthetic training is shifting more to simulation.

We have begun to see militaries plan for the increased use of simulation as part of the overall training curriculum. For example, the U.S. Navy reports the share of simulation-based training on some specific U.S. Navy aircraft platforms could rise close to 50% by 2020. Because of the cost associated with conducting live training exercises, most militaries expect to rebalance the mix of live, virtual and constructive (computer-based) training and shift more of the training curriculum to home station virtual and constructive simulation. For example, the U.S. Army is planning to reduce the use of live training ranges and transfer some of this training to virtual and constructive simulation to reduce costs. This will ultimately create opportunities for simulation-based training centres, services and products. We view CAE as being part of the solution to achieving lower training costs while maintaining or improving readiness.

Attractiveness of outsourcing of training and maintenance services

Defence forces and governments continue to scrutinize expenditures to find ways to reduce costs and allow active-duty personnel to focus on operational requirements, which has an impact on defence budgets and resources. There has been a growing trend among defence forces to consider outsourcing a variety of training services and we expect this trend to continue. For example, during fiscal year 2014 we opened a new military training centre in Australia where the Australian Defence Forces will train their King Air 350 aircrews. This represents the first simulator services contract that the Australian Defence Forces have signed as part of a contractor-owned/contractor-operated service delivery program. We believe governments will increasingly look to industry for the delivery of training services because they often can be delivered faster and more cost effectively.

Need for synthetic training to conduct mission rehearsal, including joint and coalition forces training

There is a growing trend among defence forces to use synthetic training to meet more of their mission training requirements. Simulation technology solutions enable defence customers to plan sophisticated missions and carry out full-mission rehearsals in a synthetic environment as a complement to traditional live training or mission preparation. Synthetic training offers militaries a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. Allies are cooperating and creating joint and coalition forces, which are driving the demand for networked training and operations. Training devices that can be networked to train different crews and allow for networked training across a range of platforms are increasingly important as the desire to conduct mission rehearsal exercises in a synthetic environment increases. We are actively promoting open, standard simulation architectures, such as the Common Database (CDB), as well as new capabilities such as the CAE Dynamic Synthetic Environment (DSE), to better enable mission rehearsal and joint, networked training.

Relationships with OEMs as their partner of choice for simulation and training

We partner with manufacturers in the defence and security market to strengthen relationships and position for future opportunities. OEMs have introduced new platforms and continue to upgrade and extend the life of existing platforms, which drives worldwide demand for simulators and training. For example, Boeing has developed the new P-8A maritime patrol aircraft, Airbus Military has sold and continues to market both the A330 MRTT and C295 globally, Lockheed Martin is successfully marketing variants of the C-130J Hercules transport aircraft and F-35 fighter, Alenia Aermacchi and BAE Systems are selling the M-346 and Hawk lead-in fighter trainers, and AgustaWestland is continuing to develop a range of helicopters such as the AW139, AW169 and AW189. We have established relationships with each of the OEMs on these platforms. We also signed a memorandum of understanding to pursue working with General Atomics Aeronautical Systems, the world’s leading manufacturer of unmanned aircraft systems, on offering training solutions for GA-ASI’s Predator family of remotely piloted aircraft, and during fiscal year 2014 sold a Predator unmanned aerial system (UAS) mission trainer to the Italian Air Force.

Use of modeling and simulation for analysis and decision support

Traditionally, modeling and simulation have been used to support training, but is now increasingly applied across the program lifecycle, including support for analysis and decision-making operations. We see governments and defence forces looking to use simulation-based synthetic environments to support research and development programs, system design and testing, intelligence analysis, integration and exploitation, and to provide the decision support tools necessary to support mission planning in operations. As an example, we were recently contracted to establish a training centre and conduct emergency management training for the Brunei Ministry of Home Affairs and see further opportunities to develop integrated modeling and simulation centres.

3.7            Military Contracts

The majority of CAE’s contract revenue in our SP/M and TS/M segments result from contracts with militaries or government bodies performed under predominantly fixed-price contracts with only a small number of cost-plus contracts.

In most instances, under government regulations, certain costs, including certain financial costs, portions of R&D costs, representation expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. Governments also routinely regulate the methods under which costs are allocated to government contracts. CAE is subject to a variety of audits performed by government agencies. These include pre-award audits that are performed at the submission of a proposal to the government. The purpose of the pre-award audit is to determine the basis of the bid and provide the information required for the relevant government to effectively negotiate the contract. During the performance of a contract the government has the right to request and to examine any labor charges, any material purchase, and any overhead changes to any contract that is active. Upon a contract’s completion, the government may perform a post-award audit of all aspects of contract performance to ensure that CAE has performed in accordance with the terms of the contract.

Government contracts are generally, by their terms, subject to termination by the government either for convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts generally provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, typically:

•       The contractor may be paid an amount agreed upon for completed and partially completed products and services accepted by the government;

•       The government may not be liable for the contractor’s costs with respect to unacceptable items, and may be entitled to repayment of advance payments and progress payments, if any, related to the termination portion of the contract; and

•       The contractor may be liable for excess costs incurred by the government in procuring undelivered items from another source.

In addition to the right of the government to terminate, government contracts are often conditioned upon the continuing availability of appropriations. Consequently, at the outset of a major program, such contracts are usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made for future fiscal years. Failure to obtain such appropriations normally results in termination of the contract and compensation to the contractor at less than the full value of the contract.

3.8            New Core Markets

Healthcare Market

Simulation-based training is one of the most effective ways to prepare healthcare practitioners to care for patients and respond to critical situations while reducing the overall risk to patients. Through acquisitions and partnerships with experts in healthcare, we are leveraging our experience and best practices in simulation-based aviation training to deliver innovative solutions to improve the safety and efficiency of this industry. The healthcare simulation market is growing rapidly, with simulation centres becoming the standard in nursing and medical schools, while proprietary education is now using technology and simulation to compete with public institutions.

We are a leader in simulation-based technology for healthcare with more than 8,000 deliveries of patient, imaging and surgical simulators in medical schools, nursing schools, hospitals, defence forces and other entities. We have offices located in Canada, the U.S., Hungary and Germany and a network of approximately 50 distributors in more than 50 countries.

We generate revenue in five main areas: patient simulators, surgical simulators, ultrasound simulators and task trainers, learning applications/courseware and centre management systems. Our patient simulators offer a high level of believability and life-like responses and teach students and practitioners to intervene with appropriate clinical measures. Our surgical simulators incorporate haptic technology that allows students and practitioners to acquire skills and practice in performing minimally invasive procedures, including bronchoscopies, endoscopies and catheter-based procedures. Our ultrasound solutions utilize e-learning, ultrasound training models, mannequins and 3D animated displays that allow students and practitioners to become familiar with diagnostic bedside ultrasound and ultrasound-guided procedures. Our simulation learning applications can be embedded within hospital work environments or large teaching institutions, allowing remote delivery of content for self‑guided learning and assessment. Our medical simulation centre solutions simplify the operations behind managing complex simulation, assessment, recording and debriefing.

Market Trends and Outlook

The Healthcare simulation-based market is focused mainly on education, and is estimated upwards of $850 million. Of that, the largest share of the market is represented by the human patient simulation market, which is expected to grow in the double-digit range over the next five years. Our vision is for CAE Healthcare to lead in the broad adoption of simulation-based training solutions for healthcare practitioners to improve patient safety, reduce overall training cost and ultimately save more lives.

Medical simulators can help to reduce medical errors by fundamentally changing the competency assessment and training of healthcare practitioners, just as flight simulators revolutionized pilot certification and training decades ago. In addition to the 850,000 active physicians and 67,000 medical students, there are approximately 3 million nurses and 250,000 nursing students in the U.S. and 8.8 million physicians and 14.5 million nurses worldwide.

The demand for our products and services is driven by the:

-   Use of patient simulators to improve training and patient safety;

-   Increased adoption of minimally invasive surgery;

-   Advances in imaging technology applications in healthcare;

-   Increasing healthcare costs;

-   Service provider shortages.

Use of patient simulators to improve training and patient safety

Patient simulators are the most commonly used simulators in the healthcare education and training markets. Human patient simulation provides an opportunity to reduce medical errors by providing opportunities to train for high-risk, low-frequency events.

Increased adoption of minimally invasive surgery

Minimally-invasive surgery (“MIS”) is accomplished through small surgical incisions, specialized surgical instruments, and endoscopic or alternative surgical imaging. Due to the advantages of MIS, such as reduced patient trauma and shorter hospitalization periods, it has seen increased adoption in place of previously more invasive surgical procedures. Continuing advances in surgical technology and MIS techniques have established surgery as a leading driver for simulation technology training.

Advances in imaging technology applications in healthcare

Regulatory reform, the development of affordable technology-driven products and growing industry awareness have advanced the integration of imaging technology into healthcare. Increasing patient awareness of alternative technologies and procedures has helped to pressure insurers and providers to implement advanced imaging technologies. Bedside ultrasonography has become an invaluable tool in the management of critically ill patients. The hand-carried ultrasound (HCU) can immediately provide diagnostic information that is not accessible by a physical examination alone, provided that healthcare practitioners performing the examinations have adequate training.

Increase in healthcare costs

The growth and increasing cost of medical care is correlated to population growth and healthcare coverage expansion. Longer life expectancy and the baby boomer generation have generated significant demand for healthcare services. Widespread adoption of advanced medical technologies and services could translate into higher demand for training. Experts have demonstrated that medical simulation improves patient outcomes and reduces errors, which can help to mitigate the rate of increase in healthcare costs.

Service provider shortages

The World Health Organization has reported that there were 57 countries with critical shortages equivalent to a global deficit of
2.4 million doctors, nurses and midwives worldwide. As students graduate and move into clinical practice, there is a growing need among hospitals for on‑boarding programs that transition the new students to competent practitioner effectively and efficiently. Simulation is now moving from the academic setting into clinical practice to provide a safe environment for clinical training.

Mining market

We have customers in over 90 countries that are currently supported by our offices in Australia, Brazil, Canada, Chile, India, Kazakhstan, Mexico, Peru, South Africa, the U.S. and the U.K. We provide products and services for open pit and underground operations to mining organizations, from large diversified miners to junior miners and consultancies.

We generate revenue by delivering products and services across the mining value chain. Our software products are used for managing exploration and geological data, mine strategy, optimization, detailed design and scheduling for all mining methods and commodities. Our technical consulting team includes experienced geologists and mining engineers, servicing client needs such as managing exploration drilling programs, mining studies, resource evaluation, on-site technical services and business improvement projects. Our CAE Terra mining equipment simulators leverage our experience in simulation to provide an unrivalled level of realism. Our simulators are integrated with a comprehensive student management system, lesson planning tools and interactive touch panel instructor station. Our training services include workforce development planning, training needs analysis, professional development in technical disciplines and the design and implementation of operator training curriculum. Our operator training courseware is designed for multiple delivery modes including self-paced e-learning, instructor-led classroom training, procedural training and scenarios delivered in our high fidelity simulators.

Market trends and outlook

Our technology and services are used by customers to increase productivity and improve safety. The factors driving demand for our technology and services are:

-   Health and safety priority;

-   Declining grades and higher energy consumption resulting in increased cost of extraction;

-   Cyclicality of commodity prices;

-   Operations management and control.

Health and safety priority

Health and safety standards continue to be an area of focus for improvement through the use of technological advances and increased skills training to create a more highly skilled and better-educated work force. Mining companies are focusing on automated equipment, remote control of operations and simulation-based training of the workforce as means to improve overall safety.

Declining grades and higher energy consumption resulting in increased cost of extraction

In the last 30 years, the average grade of ore bodies has halved, while the waste removed to access the minerals has more than doubled, resulting in higher energy use and cost of extraction. Given the volatility of mineral prices and energy costs, different approaches are needed. These will include the increased use of optimization tools, simulation and scenario analysis within the industry to maximize value and maintain the viability of current operations, while helping mining companies focus on maximizing metal recovery instead of simply maximizing throughput. We are actively involved in finding technology-based solutions for recovering metal using less energy. Our existing tools for optimization and scenario analysis help mining organizations respond to changing prices and input costs in order to maximize the potential of their existing operations.

Cyclicality of commodity prices

Demand for commodities is highly correlated to economic cycles. This means that in addition to the increased cost of extraction, mining companies will usually experience pricing pressure during economic contractions. This tends to result in a reduction in capital spending by mining companies and delays in procurements, which negatively affect the business prospects of the mining industry supply chain. However, this factor serves as another driver toward increased use of optimization tools, simulation and scenario analysis within the industry to maximize the efficiency of operations.

Operations management and control

With increasing scale and complexity of operations, mining companies are seeking solutions for the real time oversight, coordination, decision-making and remote control of fixed and mobile assets. We are collaborating in global markets and providing mine operators with an opportunity to integrate our widely used mining systems with other operational management technologies.

4.               RISK FACTORS

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss the principal risks facing our business, particularly during the annual strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

Management attempts to mitigate risks that may affect our future performance through a process of identifying, assessing, reporting and managing risks that are significant from a corporate perspective.

4.1            Risks relating to the industry

4.1.1        Competition

We sell our simulation equipment and training services in highly competitive markets. New participants have emerged in recent years and the competitive environment has intensified as aerospace and defence companies position themselves to try to take greater market share by consolidating existing civil simulation companies and by developing their own internal capabilities. Most recently, Textron, Lockheed Martin and L-3 Communications have acquired commercial aircraft simulator competitors. Most of our competitors in the simulation and training markets are also involved in other major segments of the aerospace and defence complex beyond simulation and training. As such, they are larger than we are, and may have greater financial, technical, marketing, manufacturing and distribution resources. In addition, our main competitors are either aircraft manufacturers, or have well-established relationships with, or are important suppliers to, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us. Boeing has a licencing model for Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on Boeing simulators.

Airbus has decided to deepen its services offered to customers for training services. OEMs like Airbus and Boeing have certain advantages in competing with independent training service providers. An OEM controls the pricing for the data, parts and equipment packages that are often required to manufacture a simulator specific to that OEM’s aircraft, which in turn is a critical capital cost for any simulation-based training service provider. OEMs may be in a position to demand licence royalties to permit the manufacturing of simulators based on the OEM’s aircraft, and/or to permit any training on such simulators. CAE also has some advantages, including being a simulator manufacturer, having the ability to replicate certain aircraft without data, parts and equipment packages from an OEM, and owning a diversified training network that includes joint ventures with large airline operators which are aircraft customers for OEMs. We work with some OEMs on business opportunities related to equipment and training services.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. A significant portion of our revenue is dependent on obtaining new orders and continuously replenishing our backlog. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past. The presence of new market participants as noted above, and their efforts to gain market share, creates heightened competition in bidding which may negatively impact pricing and margins.

Economic growth underlies the demand for all of our products and services. Periods of economic recession, constrained credit, and or government austerity generally lead to heightened competition for each available order. This in turn typically leads to a reduction in profit on sales won during such a period. Should such conditions occur, we could experience price and margin erosion.

4.1.2        Level and timing of defence spending

A significant portion of our revenue comes from sales to defence and security customers around the world. We are either the primary contractor or a subcontractor for various programs by Canadian, U.S., European, and other foreign governments. If funding for a government program is cut, we could lose future revenue, which could have a negative effect on our operations. When countries we have contracts with significantly lower their military spending, there could be a material negative effect on our sales and earnings. In  Europe, force structure reductions and reduced future investment plans have narrowed the pipeline of new opportunities. We are also experiencing longer and delayed procurement processes in mature markets, such as the U.S. and Canada, which impacts the timing of contract awards and results in delayed recognition of revenue.

4.1.3        Government-funded military programs

Like most companies that supply products and services to governments, we can be audited and reviewed from time to time. Any adjustments that result from government audits and reviews may have a negative effect on our results of operations. Some costs may not be reimbursed or allowed in negotiations of fixed-price contracts. As a result, we may also be subject to a higher risk of legal actions and liabilities than companies that cater only to the private sector, which could have a materially negative effect on our operations.

4.1.4        Civil aviation industry

A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industry.

If jet fuel prices attain high levels for a sustained period, there could be a greater impetus for airlines to replace older, less fuel-efficient aircraft. However, higher fuel costs could also limit the airlines’ available financial resources, and could potentially cause deliveries of new aircraft to be delayed or cancelled. Airlines may slow capacity growth or cut capacity should sustained high fuel costs make the availability of such capacity not economically viable. Such a reaction would negatively affect the demand for our training equipment and services.

Constraints in the credit market may reduce the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products.

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of certain customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.

4.1.5        Regulatory rules imposed by aviation authorities

We are required to comply with regulations imposed by aviation authorities. These regulations may change without notice, which could disrupt our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. FAA, could mean that we have to make unplanned modifications to our products and services, causing delays or resulting in cancelled sales. We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could present opportunities or, to the contrary, have a materially negative effect on our results of operations or financial condition.

4.1.6        Sales or licences of certain CAE products require regulatory approvals and compliance

The sale or licence of many of our products is subject to regulatory controls. These can prevent us from selling to certain countries, or to certain entities or people in a country, and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as military related simulators or other training equipment, including military data or parts. These regulations change often and we cannot be certain that we will be permitted to sell or licence certain products to customers, which could cause a potential loss of revenue for us.

If we fail to comply with government laws and regulations related to export controls and national security requirements, we could be fined and/or suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.

4.1.7        Conflict minerals

We are subject to rules of the Securities Exchange Commission (“SEC”) issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act that require public companies to conduct due diligence on and disclose whether certain materials including gold, tantalum, tin and tungsten that originate from mines in the Democratic Republic of the Congo or certain adjoining countries, known as conflict minerals, are used in products that we manufacture. The first report was filed on May 21, 2014 for the 2013 calendar year and we have implemented appropriate measures to comply with such requirements, including verifying with our suppliers the sources of their minerals. The implementation of these rules could adversely affect the sourcing, supply, and pricing of materials used in our products, although this has not proved to be the case to date. If we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products, it could have a negative effect on our reputation.

4.2            Risks relating to the Company

4.2.1        Product evolution

The civil aviation and defence and security markets in which we operate are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product enhancements that address evolving standards and technologies, we may lose current customers and be unable to attract new customers. This could reduce our revenue. The evolution of the technology could also have a negative impact on the value of our fleet of FFSs.

4.2.2        Research and development activities

We carry out some of our R&D initiatives with the financial support of governments, including the Government of Québec through Investissement Québec (“IQ”) and the Government of Canada through its Strategic Aerospace and Defence Initiative (“SADI”). In February 2014, CAE and the Government of Canada entered into a new SADI funding program for a five and a half year period. The level of government financial support reflects government policy, fiscal policy and other political and economic factors. We may not, in the future, be able to replace these existing programs with other government funding and/or risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

We receive investment tax credits on eligible R&D activities that we undertake in Canada from the federal government and investment tax credits on eligible R&D activities that we undertake in Québec from the provincial government. The credits we receive are based on federal and provincial legislation currently enacted. The investment tax credits available to us can be reduced by changes to the respective governments’ legislation which could have a negative impact on our financial performance and research and development activities.

4.2.3        Fixed-price and long-term supply contracts

We provide our products and services mainly through fixed-price contracts that require us to absorb cost overruns, even though it can be difficult to estimate all of the costs associated with these contracts or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that run up to 20 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations.

4.2.4        Procurement and OEM leverage

We secure data, parts, equipment and many other inputs from a wide variety of OEMs, sub-contractors and other sources. We are not always able to find two or more sources for inputs that we require and in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business. This could lead to onerous licencing terms, high licence fees or even refusal to licence to us the data, parts and equipment packages that are often required to manufacture and operate for training, a simulator based on an OEM’s aircraft.

4.2.5        Warranty or other product-related claims

We manufacture simulators that are highly complex and sophisticated. These may contain defects that are difficult to detect and correct. If our products fail to operate correctly or have errors, there could be warranty claims or we could lose customers. Correcting these defects could require significant capital investment. If a defective product is integrated into our customer’s equipment, we could face product liability claims based on damages to the customer’s equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

4.2.6        Product integration and program management risk

Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

4.2.7        Protection of intellectual property

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements, patents and licences, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries. Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

4.2.8        Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licences on terms that are commercially acceptable, if at all.

Certain markets in which we operate, including without limitation the healthcare market, are subject to extensive patenting by third parties. Our ability to modify existing products or to develop new products may be constrained by third party patents such that we incur incremental costs to licence the use of the patent or design around the claims made therein.

4.2.9        Key personnel

Our continued success will depend in part on our ability to retain and attract key personnel with the relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk.

4.2.10      Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

In addition, our discontinued operations are largely uninsured against such claims, so an unexpectedly large environmental claim against a discontinued operation could reduce our profitability in the future.

4.2.11      Liability claims arising from casualty losses

Because of the nature of our business, we may be subject to liability claims, including claims for serious personal injury or death, arising from:

-    Accidents or disasters involving training equipment that we have sold or aircraft for which we have provided training equipment or services;

-    Our pilot provisioning;

-    Our live flight training operations.

We may also be subject to product liability claims relating to equipment and services that our discontinued operations sold in the past. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

4.2.12      Integration of acquired businesses

The success of our acquisitions depends on our ability to crystallize synergies both in terms of successfully marketing our broadened product offering as well as efficiently consolidating the operations of the acquired businesses into our existing operations.

4.2.13      Our ability to penetrate new markets

We are leveraging our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the simulation-based training markets in healthcare and mining.

As we operate in these markets, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating new markets is inherently more difficult than managing within our already established core markets.

4.2.14      Enterprise resource planning (ERP)

Following the successful implementation of the Canadian manufacturing portion of the ERP system in fiscal 2013, we continue to invest time and money in the next phases. If the system does not operate as expected or when expected, we may not be able to realize the expected value of the system and this may have a negative effect on our operations, reporting capabilities, profitability and reputation. A governance process has been designed to mitigate this risk.

4.2.15      Length of sales cycle

The sales cycle for our products and services is long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for military applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a period that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

4.2.16      Security  and information technology

We depend on information technology networks and systems to process, transmit and store electronic data and financial information, to manage business operations and to comply with regulatory, legal, national security, contractual and tax requirements. In addition, our business requires the appropriate and secure utilization of sensitive and confidential information belonging to third parties such as aircraft OEMs and national defence forces. An information technology system failure, cyber-attack or breach of systems security could disrupt our operations, cause the loss of, or unauthorized access to, business information, compromise confidential information, expose us to regulatory investigation and litigation, require significant management attention and resources and could materially and adversely affect our operations, reputation and financial performance. We have implemented security controls, policy enforcement mechanisms and monitoring systems in order to prevent, detect and address potential threats.

4.3            Risks relating to the Market

4.3.1        Foreign exchange

Our operations are global with approximately 90% of our revenue generated from worldwide exports and international activities generally denominated in foreign currencies, mainly the U.S. dollar, the Euro and the British pound. Our revenue is generated approximately one-third in each of the U.S, Europe and the rest of the world.

A significant portion of the revenue generated in Canada is in foreign currencies, while a large portion of our operating costs in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. We continue to hold a portfolio of currency hedging positions intended to mitigate the risk to a portion of future revenues presented by the volatility of the Canadian dollar versus foreign currencies. The hedges are intended to cover a portion of the revenue in order to allow the unhedged portion to match the foreign cost component of the contract. It is not possible to completely offset the effects of changing foreign currency values, which leaves some residual exposure that may impact our financial results. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs and our competitive position compared to other equipment manufacturers in jurisdictions where operating costs are lower. In order to reduce the variability of specific U.S. dollar and Euro-denominated manufacturing costs, we also hedge some of the foreign currency costs incurred in our manufacturing process.

Business conducted through our foreign operations is substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, changes in the value of foreign currencies relative to the Canadian dollar create unhedged currency translation exposure since results are consolidated in Canadian dollars for financial reporting purposes. Devaluation of foreign currencies against the Canadian dollar would have a negative translation impact and an appreciation of foreign currencies against the Canadian dollar would have the opposite effect.

4.3.2        Availability of capital

Our main credit facility, which was extended in October 2013, is scheduled for renewal in October 2018. We cannot determine at this time whether the credit facility will be renewed at the same cost, for the same duration and on similar terms as were previously available.

We also have various debt facilities with maturities until October 2036. We cannot determine at this time whether these facilities will be refinanced at the same cost, for the same durations and on similar terms as were previously available.

4.3.3        Pension plans

We sponsor pension plans for employees in many of our locations. Where plans of a defined benefit nature are provided, funding is based on actuarial estimates and is subject to limitations under applicable income tax and other regulations. Actuarial estimates prepared during the year were based on several assumptions, amongst which anticipated long-term rate of return on pension plan assets, anticipated mortality experience and projected increases in employee compensation levels. We rely on actuarial funding valuation reports to determine the amount of cash contributions that we are required to contribute to these plans. Where necessary, CAE may be required to make additional contributions to fund plans which are in a deficit position, thus reducing the availability of funds for other corporate purposes.

4.3.4        Doing business in foreign countries

We have operations in 35 countries and sell our products and services to customers around the world. Sales to customers outside North America made up approximately 60% of revenue in fiscal 2014. We expect sales outside North America to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally, including geopolitical instability.

These are the main risks we are facing:

-   Change in laws and regulations;

-   Tariffs, embargoes, controls and other restrictions;

-   General changes in economic and geopolitical conditions;

-   Complexity and corruption risks of using foreign representatives and consultants.

4.3.5        Income tax laws

A substantial portion of our business is conducted in foreign countries and is thereby subject to numerous countries’ tax laws and fiscal policies. A change in applicable tax laws, treaties or regulations or their interpretation could result in a higher effective tax rate on our earnings which could be significant to our financial results.

5.               DIVIDENDS

We paid a dividend of $0.05 per share in the first and second quarter and $0.06 per share in the third and fourth quarter of fiscal 2014. These dividends were eligible under the Income Tax Act (Canada)  and its provincial equivalents.

Our Board of Directors has the discretion to set the amount and timing of any dividend. The Board reviews the dividend policy once a year based on the cash requirements of our operating activities, liquidity requirements and projected financial position. We expect to declare dividends of approximately $63.3 million in fiscal 2015 based on our current dividend policy and the number of common shares outstanding as at March 31, 2014.

CAE’s Dividend Reinvestment Plan provides that Canadian resident shareholders can elect to receive Common Share dividends in lieu of cash dividends. Currently, CAE offers a 2% discount on shares acquired through the Dividend Reinvestment Plan; this is subject to change and the plan terms should be consulted.  During fiscal 2012, 2013 and 2014, CAE issued 762,041, 1,228,831 and 1,403,418 common shares, respectively, as stock dividends.

6.               DESCRIPTION OF CAPITAL STRUCTURE

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

Each common share entitles the holder thereof to dividends if, as and when declared by our Directors, to one vote at all meetings of holders of common shares and to participate, pro rata, with the holders of common shares, in any distribution of our assets upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to common shares.

As at the close of business on March 31, 2014 and May 31, 2014 respectively, 263,771,443 and 264,017,594 common shares were issued and outstanding. There are no preferred shares issued and outstanding.

7.               MARKET FOR SECURITIES

The outstanding common shares of CAE are listed and posted for trading on The Toronto Stock Exchange and on the New York Stock Exchange under the symbol CAE.

7.1            Trading Price and Volume

CAE Inc. TSX Share Price Information - FY2014
Month	Min.	Max.	Total Volume
April-13	9.82	10.99	14 321 827
May-13	10.50	11.44	17 357 762
June-13	10.24	11.00	10 348 390
July-13	10.88	12.02	15 426 990
August-13	10.92	11.94	8 199 709
September-13	10.99	11.75	8 339 924
October-13	10.96	12.24	17 866 233
November-13	11.55	12.54	9 413 714
December-13	11.81	13.81	12 714 613
January-14	13.33	14.99	13 867 264
February-14	13.75	15.27	15 967 258
March-14	14.36	15.54	12 503 925
NYSE Share Price Information - FY2014
Month	Min. (USD)	Max. (USD)	Total Volume
April-13	9.60	10.86	411 665
May-13	10.24	11.25	1 471 693
June-13	9.72	10.58	620 147
July-13	10.32	11.53	504 056
August-13	10.41	11.55	312 225
September-13	10.67	11.38	299 270
October-13	10.58	11.71	903 614
November-13	11.04	11.91	528 577
December-13	11.10	13.29	596 626
January-14	12.53	13.65	684 257
February-14	12.43	13.77	683 990
March-14	13.00	13.99	671 324

8.               DIRECTORS AND OFFICERS

The Directors of CAE are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their successors are elected or appointed. The names and municipalities of residence of the Directors and Officers of CAE as of the date hereof, the positions and offices held by them in CAE, their respective principal occupations for the last five years, and the year in which they became a Director are set forth below. More information concerning CAE’s Directors may be found in the Management Proxy Circular dated June 7, 2014, in connection with our Annual Meeting of Shareholders to be held on August 13, 2014.  In addition to fulfilling all statutory requirements, the Board of Directors oversees and reviews: (i) the strategic and operating plans and financial budgets and the performance against these objectives; (ii) the principal risks and the adequacy of the systems and procedures to manage these risks; (iii) the compensation and benefit policies; (iv) management development and succession planning; (v) business development initiatives; (vi) the communications policies and activities, including shareholder communications; (vii) the integrity of internal controls and management information systems; (viii) the monitoring of the corporate governance system; and (ix) the performance of the President and Chief Executive Officer.

The Committees of the Board of Directors are the Audit Committee, the Corporate Governance Committee, the Human Resources Committee and the Executive Committee.

8.1            Name and Occupation

Directors

Name and Municipality of Residence and Year First Became a Director	Principal Occupation
Brian E. Barents Andover, Kansas, USA (2005)

Brian E. Barents is a Director of several companies. A former Air National Guard Brigadier General and still an active pilot, Mr. Barents was the President, CEO and co‑founder of Galaxy Aerospace Company, LP from 1997 to 2001 and before that President and CEO of Learjet, Inc. from 1989 to 1996. He is a past Chairman of the General Aviation Manufacturers Association. He currently serves on the boards of Kaman Corporation, Aerion Corporation and The NORDAM Group.

Mr. Barents is a member of both the Human Resources Committee and the Corporate Governance Committee.

Hon. Michael M. Fortier, PC Town of Mount Royal, Quebec, Canada (2010)

Michael M. Fortier joined RBC Capital Markets (RBCCM) as a Vice-Chairman in 2010. Prior to joining RBCCM, Mr. Fortier was a partner of Ogilvy Renault LLP (now Norton Rose Fulbright Canada LLP) and a Senior Advisor to Morgan Stanley in Canada.

Between 2006 and 2008, Mr. Fortier held various positions in the Government of Canada, as Minister of Public Works and Government Services, Minister of International Trade and Minister responsible for Greater Montreal. Prior to that, Mr. Fortier was active in the investment banking industry, first as a Managing Director with Credit Suisse First Boston (1999-2004) and then as a Managing Director with TD Securities (2004-2006).

Mr. Fortier also practiced law with Ogilvy Renault LLP from 1985 to 1999 in the areas of corporate finance and mergers and acquisitions. He was based in London, England for several years during this period.

Mr. Fortier is a member of the Corporate Governance Committee.

Paul Gagné, CPA, CA Senneville, Quebec, Canada (2005)

Paul Gagné is a Director of various public and private companies. Mr. Gagné is the Chairman of Wajax Corporation and also serves on the Audit Committees of the boards of Ainsworth Lumber Co. Ltd. and Textron Inc. Mr. Gagné worked with Avenor Inc. from 1976 to 1997, last serving as its Chief Executive Officer. In 1998, he joined Kruger Inc., where he served as Consultant in Corporate Strategic Planning from 1998 to 2002. Mr. Gagné is a Chartered Professional Accountant.

Mr. Gagné is Chairman of the Human Resources Committee and is a member of the Audit Committee.

James F. Hankinson, CPA, CA Toronto, Ontario, Canada (1995)

James F. Hankinson is a corporate Director. He was the President and Chief Executive Officer of Ontario Power Generation Inc. from 2005 until his retirement in 2009. He has broad management experience in energy, transportation, resource and manufacturing-based businesses. Mr. Hankinson is a Director of ENMAX Corporation, a private company. He served as President and Chief Executive Officer of New Brunswick Power Corporation from 1996 to 2002. In 1973, he joined Canadian Pacific Limited and served as President and Chief Operating Officer from 1990 to 1995. Mr. Hankinson is a Chartered Professional Accountant.

Hon. John P. Manley, P.C., O.C. Ottawa, Ontario, Canada (2008)

John Manley is President and Chief Executive Officer of the Canadian Council of Chief Executives (not-for-profit), a position he has held since 2010. He is also a director of the Canadian Imperial Bank of Commerce (CIBC) and Telus Corporation. From 2004 to 2009, he served as Counsel to McCarthy Tétrault LLP, a national law firm. Prior to that, Mr. Manley had a 16-year career in politics, serving as Deputy Prime Minister of Canada and Minister in the portfolios of Industry, Foreign Affairs and Finance. He obtained a Bachelor of Arts from Carleton University and a Juris Doctorate from the University of Ottawa, is a certified Chartered Director from McMaster University and holds honorary doctorates from the University of Toronto, University of Ottawa, Carleton University and University of Western Ontario.

Mr. Manley chairs the Corporate Governance Committee and is a member of the Human Resources Committee.

Marc Parent Lorraine, Quebec, Canada (2008)

Marc Parent has been the CEO of CAE Inc. since October 2009. He joined the Corporation in February 2005 as Group President, Simulation Products, was appointed Group President, Simulation Products and Military Training & Services in May 2006, and then Executive Vice President and Chief Operating Officer in November 2008. Mr. Parent has over 30 years of experience in the aerospace industry. Before joining CAE, Mr. Parent held various positions with Canadair and within Bombardier Aerospace in Canada and the U.S. Mr. Parent is past Chairman of the Board of Directors of the Aerospace Industries Association of Canada (AIAC) and of Aéro Montreal (Quebec’s aerospace cluster). Mr. Parent graduated as an engineer from École Polytechnique, is a graduate of the Harvard Business School Advanced Management Program and holds an honourary doctorate from École Polytechnique.

General Peter J. Schoomaker, USA (Ret.) Tampa, Florida, USA (2009)

General Schoomaker is a consultant on defense matters. He is a former four-star U.S. Army general who was recalled from retirement to active duty as the 35th Chief of Staff, Army and member of the U.S. Joint Chiefs of Staff from 2003 until 2007. Prior to his first retirement, he served as Commander‑in‑Chief, U.S. Special Operations Command from 1997 to 2000. He was the owner/President of Quiet Pros, Inc. (defense consulting) from 2000 to 2003. General Schoomaker spent over 35 years in a variety of command and staff assignments with both conventional and special operations forces. General Schoomaker is a Director of several public, private and non-profit companies, the Special Operations Warrior Foundation and was a Director of CAE USA Inc. (from November 2007 to February 2009).

General Schoomaker is a member of both the Human Resources Committee and the Corporate Governance Committee.

Andrew J. Stevens Gloucestershire, UK (2013)

Andrew J. Stevens is a corporate Director based in the U.K who has operating experience globally in the aerospace and defence sector. Beginning with the Dowty Group, a leading British  manufacturer of aircraft equipment (1976-94), Bowthorpe plc (1994-96), Messier-Dowty as Managing Director then Chief Operating Officer (1996-2000), Rolls-Royce, where he served as Managing Director Defence Aerospace (2001-2003), and Cobham plc as a Board member where he served variously as Group Managing Director, Aerospace Systems, Chief Operating Officer and Chief Executive Officer. (2003-12).

Mr. Stevens is a member of the Human Resources Committee and the Audit Committee.

Katharine B. Stevenson Toronto, Ontario, Canada (2007)

Katharine B. Stevenson is a corporate Director who serves on a variety of corporate and not-for-profit boards. She was formerly the Treasurer of Nortel Networks Corporation. Prior to joining Nortel Networks Corporation, she was a Vice President of J.P. Morgan & Company, Inc. Ms. Stevenson serves as Director on the board of Canadian Imperial Bank of Commerce (CIBC) and on its Audit Committee. She is also a Director of Valeant Pharmaceuticals International, Inc., serving on its Audit & Risk Committee and Transactions & Finance Committee. She is a Director of Open Text Corporation and a member of its Audit Committee.

The CAE Board has determined that such simultaneous service does not impair the ability of Ms. Stevenson to effectively serve on CAE’s Audit Committee. In addition, she served as the Chairperson of OSI Pharmaceuticals, Inc.’s Audit Committee until the sale of the company. Ms. Stevenson is a Governor and past Chair of The Bishop Strachan School and Vice Chairman of the Board of the University of Guelph (as well as Chair ofits Finance Committee). She is certified with the professional designation ICD.D granted by the Institute of Corporate Directors (ICD).

Ms. Stevenson chairs the Audit Committee.

Kathleen E. Walsh Boston, Massachusetts, USA (2013)

Kathleen E. Walsh is currently CEO of Boston Medical Center, a non-profit 496-bed medical center in Boston, Massachusetts that employs more than 1,200 physicians and 1,500 nurses while also serving as the primary teaching affiliate of the Boston University School of Medicine. Previously she served as Executive Vice President and Chief Operating Officer of Brigham and Women's Hospital, Chief Operating Officer, Novartis Institutes for BioMedical Research for Novartis AG, various positions up to Senior Vice President, Medical Services and Cancer Center at the Massachusetts General Hospital, and previously with four other hospitals. Ms. Walsh is also on the boards of the Greater Boston Chamber Of Commerce, Emmanuel College, and the Advisory Board of the Clinical Center of the National Institutes of Health in Bethesda MD.

Ms. Walsh is a member of the Audit Committee.

Officers

Name and Municipality of Residence and Office held with CAE	Principal Occupation[1]
Nick Leontidis Ile-Bizard,Quebec, Canada

Group President, Civil Simulation Products, Training and Services of CAE; previously Executive Vice-President, Strategy and Business Development (2009 to 2013), Executive Vice President Sales, Marketing and Business Development - Civil Training and Services (2005-2009).

Gennaro (Gene) A. Colabatistto Baie d’Urfé, Quebec, Canada

Group President, Defence & Security of CAE, with CAE since 2012; formerly Senior Vice President, Program Development for the Intelligence, Surveillance and Reconnaissance Group at Science Applications International Corporation (2008 – 2012) and before that President of Olive Group North America.

Stéphane Lefebvre, CPA, CA Town of Mount-Royal, Quebec, Canada

Vice President, Finance and Chief Financial Officer, with CAE since 1997; formerly Vice President Finance, Military Simulation and Training (2005-2011). Mr. Lefebvre is a Chartered Professional Accountant.

Hartland J.A. Paterson Westmount, Quebec, Canada	General Counsel, Chief Compliance Officer and Corporate Secretary, with CAE since 2001.
Sonya Branco, CPA, CA Montreal, Quebec, Canada

Vice President and Corporate Controller (2011 to present); formerly Director Planning and Forecasting (2008-2011) and prior to that, Associate Director Mergers and Acquisitions at BCE Inc. (2007-2008). Ms. Branco is a Chartered Professional Accountant.

Bruce McConnell, CPA, CA Beaconsfield, Quebec, Canada

Director Corporate Finance and Treasurer of CAE Inc (2012-present). Previously, Vice-President with Business Development Bank of Canada (2006-2012). Mr. McConnell is a Chartered Professional Accountant.

Bernard Cormier Wolfville, Nova Scotia, Canada	Vice-President, Human Resources since July 2010. Formerly Vice-President Human Resources at Home Depot Canada and Asia (2004-2008), and Vice-President Human Resources at Molson Inc. (2001-2004).

1  Where the date 2009 appears, it signifies the beginning of the last five years and not necessarily the date upon which the individual commenced the relevant position or occupation.

The Directors and exevutive officers of CAE as a group as at the date hereof beneficially own, directly or indirectly, or exercise control or direction over 214,475 common shares which represent 0.08% of CAE's outstanding common shares.

8.2            Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the Directors of CAE is, or within ten years prior hereto has been, subject to a cease trade or similar order except as set out below.

On May 3, 2012, while Mr. Barents was a Director thereof, Hawker Beechcraft Corporation filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code; that company exited Chapter 11 in February 2013 after which Mr. Barents left the Hawker Beechcraft Board of Directors.

From May 31, 2004 until on or about June 21, 2005, certain Directors, senior officers and certain current and former employees of Nortel Networks Corporation (“Nortel”) and Nortel Networks Limited (“NNL”), including Mr. Manley  as Director, were prohibited from trading in securities of Nortel and NNL pursuant to management cease trade orders issued by the Ontario Securities Commission (“OSC”), the Autorité des marchés financiers (“AMF”) and certain other provincial securities regulators (collectively, the “Regulators”) in connection with the delay in the filing of certain of their financial statements.  The Regulators issued a further management cease trade order on April 10, 2006 in connection with the delay in filing certain 2005 financial statements prohibiting certain Directors, senior officers and certain current and former employees, including Mr. Manley as Director, from trading in securities of Nortel and NNL.  Following the filing of the required financial statements, the OSC and AMF lifted such cease trade orders effective June 8, 2006 and June 9, 2006, respectively, following which the other Regulators lifted their cease trade orders.

Mr. Manley was a Director of Nortel and NNL when Nortel and NNL were granted creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) on January 14, 2009, and under other similar bankruptcy legislation in the U.S. and other jurisdictions.

Mr. Gagné resigned as Director of Gemofor Inc., a privately held manufacturer of sawmill equipment, in November 2006. Within a year of his resignation Gemofor Inc. filed for bankruptcy. Also, Mr. Gagné was a Director of Fraser Papers Inc. (“Fraser”) from April 2004 through February 2011.  In June 2009, Fraser initiated a court-supervised restructuring under the Companies’ Creditors Arrangement Act (“CCAA”), and under other similar bankruptcy legislation in the U.S.  As part of its restructuring, Fraser sold all of its productive assets and distributed the proceeds from the sale of those assets pursuant to a Consolidated Plan of Compromise and Arrangement which was approved by the courts in February 2011.  Fraser’s common shares were suspended from trading on the TSX on June 23, 2009.  On March 10, 2011, the OSC issued a cease trade order against Fraser.

9.               TRANSFER AGENTS AND REGISTRARS

CAE only has common shares issued.  CAE’s transfer agent is Computershare Trust Company of Canada located at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

10.            AUDIT COMMITTEE

10.1          Mandate

The mandate of CAE’s Audit Committee is as set out in Schedule B hereto.

10.2          Membership

The members of CAE’s Board of Directors’ Audit Committee are:

Ms. Katharine B. Stevenson (chair)
Mr. Paul Gagné
Mr. Andrew J. Stevens
Ms. Kathleen E. Walsh

Each of these members is independent and financially literate.

Ms. Stevenson has extensive financial and accounting experience, including from her services as Treasurer of Nortel Networks Corporation, as Vice President, Corporate Finance with J.P. Morgan Chase & Co., a global financial services firm based primarily in New York, and as former chair of the Audit Committee of OSI Pharmaceuticals, Inc. She also serves on the Audit Committee of Open Text Corporation, the Audit & Risk Committee of Valeant Pharmaceuticals International Inc. and the Risk Management Committee of Canadian Imperial Bank of Commerce.

Mr. Gagné is a Chartered Professional Accountant. In addition to his current activities set out in the Directors’ table above, he also serves on the Audit Committees of the Boards of Directors of Ainsworth Lumber Co. Ltd. and Textron Inc. and previously chaired CAE’s Audit Committee.

Mr. Stevens has extensive managerial experience within the aerospace sector. This managerial experience, set out in the Directors’ table above, has provided Mr. Stevens with significant insight into financial issues encountered by companies conducting business within the aerospace sector.

Ms. Walsh is currently the CEO of Boston Medical Center, which is one of the largest safety net hospitals in New England. Ms. Walsh has extensive financial and accounting knowledge gained from her managerial experience, which is outlined in the Directors’ table above.

11.             Approval of Services

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of CAE’s independent auditor.  The Audit Committee must pre-approve any audit and non-audit services performed by PricewaterhouseCoopers LLP (“PwC”), CAE’s auditor, or such services must be entered into pursuant to the policies and procedures established by the Committee. Pursuant to such policies the Audit Committee annually authorizes CAE and our affiliates to engage the auditor for specified permitted tax, financial advisory and other audit-related services up to specified fee levels. The Audit Committee has considered and concluded that the provision of these services by PwC is compatible with maintaining PwC’s independence. The Audit Committee’s policy also identifies prohibited services that PwC is not to provide to CAE.

PwC has advised that they are independent with respect to CAE within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec

The following chart shows all fees paid to PwC by CAE and our subsidiaries in the most recent and prior fiscal year for the various categories of services (generic description only).

FEE TYPE	2014	2013
	($ MILLIONS)
1. Audit services	3.2	2.9
2. Audit-related services	0.2	0.3
3. Tax services	0.9	0.6
Total	4.3	3.8

Audit fees are comprised of fees billed for professional services for the audit of CAE’s annual financial statements and services that are normally provided by PwC in connection with statutory and regulatory filings, including the audit of the internal controls over financial reporting as required by the Sarbanes-Oxley legislation.

Audit-related fees are comprised of fees relating to work performed in connection with CAE’s acquisitions, translation and other miscellaneous accounting-related services.

Tax fees are related to tax compliance support.

12.            ADDITIONAL INFORMATION

Additional information, including Directors' and Officers' remuneration and indebtedness, principal holders of CAE's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Management Proxy Circular dated June 7, 2014, in connection with CAE's Annual Meeting of Shareholders to be held on August 13, 2014. Additional financial information, including comparative consolidated audited financial statements and MD&A, are provided in CAE’s Annual Report to the shareholders for the financial year ended March 31, 2013.  A copy of such documents may be obtained from the Vice President, Global Communications or the Secretary of CAE upon request, or are available online at www.sedar.com, as well as CAE’s website at www.cae.com.

In addition, CAE will provide to any person or company, upon request to the Vice President, Global Communications or the Secretary of CAE, the documents specified below:

(a)   When the securities of CAE are in the course of a distribution under a preliminary short form prospectus or a short form prospectus:

       (i)      one copy of CAE’s annual information form together with one copy of any document, or the pertinent pages of any document, incorporated by reference in such annual information form;

       (ii)     one copy of CAE’s comparative financial statements for our most recently completed financial year together with the accompanying report of the auditors and one copy of CAE’s most recent interim financial statements for any period after the end of our most recently completed financial year;

       (iii)    one copy of the information circular in respect of our most recent annual meeting of shareholders that involved the election of Directors; and

       (iv)    one copy of any other documents which are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

(b)   At any other time, one copy of any other document referred to in clauses (i), (ii) and (iii) of paragraph (a) above, provided that CAE may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of CAE.

GLOSSARY

For the purposes of this Annual Information Form, the following terms have the meanings set out below:

“AIF” means the Annual Information Form

“Annual Report” means the Annual Report to Shareholders for the year ended March 31, 2014

“C4ISR” means  Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance

“CBCA” means the Canada Business Corporations Act

“CCAA” means the Companies’ Creditors Arrangement Act

“CE/CDB” means CAE’s Common Environment/Common Data Base

“COMAC” means Commercial Aircraft Corporation of China, Ltd

“Company” or “CAE” means CAE Inc.

“Consolidated Financial Statements” means the Consolidated Financial Statements for the year ended March 31, 2014, and the notes thereto

“FFS” means full-flight simulators

“FMS” means full-mission simulators

“FTD” means flight training devices

“FTO” means a flight training organization

“FY2014” means fiscal 2014

“HATSOFF” refers to CAE’s joint venture called the Helicopter Academy to Train by Simulation of Flying

“HAL” refers to Hindustan Aeronautics Limited

“ICAO” means the International Civil Aviation Organization

“MD&A” means CAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

“MPL” means the CAE Multi-crew Pilot License

“MSHATF” means CAE’s Medium Support Helicopter Aircrew Training Facility in the U.K.

“OEM” means the original equipment manufacturer

“OTSP” means Canada’s Operational Training Systems Provider program for flight and related training

“PwC” means PricewaterhouseCoopers LLP

“RAAF” means the Royal Australian Air Force

“RPK” means revenue passenger kilometers

“RSEU” means revenue simulator equivalent units

“SADI” means Canada’s Strategic Aerospace and Defence Initiative

“SP/C” means Simulation Products/Civil

“SP/M” means Simulation Products/Military

“TS/C” means Training & Services/Civil

“TS/M” means Training & Services/Military

“UAS” means unmanned aerial systems

SCHEDULE A – SUBSIDIARIES

Set forth below are the names of all the direct and indirect subsidiaries of CAE as at March 31, 2014.  All companies are wholly owned except as noted.

Name of Subsidiary	Jurisdiction of Incorporation
Canada
7320701 Canada Inc. ....................................................................................................	Canada
8218765 Canada Inc. ....................................................................................................	Canada
CAE Flightscape Inc. .....................................................................................................	Ontario
CAE Healthcare Canada Inc. ........................................................................................	Canada
CAE International Holdings Limited ..............................................................................	Canada
CAE Machinery Ltd. ......................................................................................................	British Columbia
CAE Mining Canada Inc. ...............................................................................................	Canada
CAE Mining Holdings Inc. .............................................................................................	Canada
CAE Railway Ltd. ..........................................................................................................	Canada
CAE Services (Canada) Inc...........................................................................................	Canada
CAE Simulator Services Inc. .........................................................................................	Québec
CAE Wood Products G.P. [1] ............................................................................................	Québec
Flight Simulator-Capital L.P. [2]........................................................................................	Quebec
Flight Simulator Capital Management Inc......................................................................	Quebec
Presagis Canada Inc. ....................................................................................................	Canada

United States
Advanced Medical Technologies, LLC. .........................................................................	Washington
CAE (US) Inc. ................................................................................................................	Delaware
CAE (US) LLC................................................................................................................	Delaware
CAE Civil Aviation Training Solutions Inc.......................................................................	Florida
CAE Delaware Buyco Inc. Dela	Delaware
CAE Flight Solutions USA Inc. ......................................................................................	Delaware
CAE Healthcare, Inc. .....................................................................................................	Delaware
CAE Integrated Enterprise Solutions USA Inc. .............................................................	Delaware
CAE Mining North America Inc. ....................................................................................	Colorado
CAE North East Training Inc..........................................................................................	Delaware
CAE Oxford Aviation Academy Pheonix Inc. ................................................................	Arizona
CAE SimuFlite Inc. ........................................................................................................	Texas
CAE USA Inc. ................................................................................................................	Delaware
Embraer CAE Training Services, LLC. (49%)................................................................	Delaware
Engenuity Holdings (USA) Inc. ......................................................................................	Delaware
GCAT Delaware LLC.....................................................................................................	Delaware
KVDB Flight Training Services, Inc. (49%)....................................................................	Arizona
Oxford Airline Training Center Inc. ................................................................................	Arizona
Parc U.S. Inc. ................................................................................................................	Delaware
Presagis USA Inc. .........................................................................................................	California
Rotorsim USA LLC. (50%).............................................................................................	Delaware

Europe
ARGE Rheinmetall Defence Electronics Gmbh/CAE Elektronik GmbH (50%) [3].............	Germany
Aviation Personnel Support Services Limited. ..............................................................	Ireland
Backairn Limited.............................................................................................................	United Kingdom
CAE Aircrew Training Services plc (78%)......................................................................	United Kingdom
CAE Aviation Training B.V.............................................................................................	Netherlands
CAE Beyss Grundstücksgesellschaft GmbH ................................................................	Germany
CAE Center Amsterdam B.V..........................................................................................	Netherlands
CAE Center Brussels N.V..............................................................................................	Belgium
CAE Centre Copenhagen A/S .......................................................................................	Denmark
CAE Centre Oslo AS. ....................................................................................................	Norway
CAE Centre Stockholm AB ...........................................................................................	Sweden
CAE Elektronik GmbH ...................................................................................................	Germany
CAE Engineering Korlátolt Felelősségű Társaság ........................................................	Hungary
CAE Euroco S.à.r.l. .......................................................................................................	Luxembourg
CAE Global Academy Évora, SA...................................................................................	Portugal
CAE Healthcare GmbH .................................................................................................	Germany
CAE Healthcare KFT .....................................................................................................	Hungary
CAE Holdings BV...........................................................................................................	Netherlands
CAE Holdings Limited....................................................................................................	United Kingdom
CAE International Capital Management Hungary LLC...................................................	Hungary
CAE Investments S.àr.l..................................................................................................	Luxembourg
CAE Luxembourg Acquisition S.àr.l...............................................................................	Luxembourg
CAE Luxembourg Financing S.àr.l. ...............................................................................	Luxembourg
CAE Management Luxembourg S.àr.l...........................................................................	Luxembourg
CAE Mining Corporate Limited ......................................................................................	United Kingdom
CAE Mining International Limited ..................................................................................	United Kingdom
CAE Mining Software Limited .......................................................................................	United Kingdom
CAE Oxford Aviation Academy Amsterdam B.V. .........................................................	Netherlands
CAE Parc Aviation Jersey Limited ................................................................................	Jersey
CAE Services GmbH......................................................................................................	Germany
CAE Services Italia, S.r.l................................................................................................	Italy
CAE Servicios Globales de Instrucción de Vuelo (España) S.L. ..................................	Spain
CAE STS Limited...........................................................................................................	United Kingdom
CAE Training & Services Brussels NV ..........................................................................	Belgium
CAE Training & Services UK Ltd. ..................................................................................	United Kingdom
CAE Training Aircraft B.V...............................................................................................	Netherlands
CAE Training Norway AS...............................................................................................	Norway
CAE (UK) plc..................................................................................................................	United Kingdom
CAE Verwaltungsgesellschaft mbH...............................................................................	Germany
CVS Leasing Limited (13.39%)......................................................................................	United Kingdom
Embraer CAE Training Services (UK) Limited (49%).....................................................	United Kingdom
Eurofighter Simulation Systems GmbH (12%) ..............................................................	Germany
GCAT Flight Academy Malta Limited ............................................................................	Malta
Helicopter Training Media International GmbH (50%)...................................................	Germany
HFTS Helicopter Flight Training Services GmbH (25%)................................................	Germany
Mineral Industries Computing Limited............................................................................	United Kingdom
Oxford Aviation Academy (Oxford) Limited....................................................................	United Kingdom
Oxford Aviation Academy Europe AB............................................................................	Sweden
Oxford Aviation Academy European Holdings AB.........................................................	Sweden
Oxford Aviation Academy Finance Limited....................................................................	Ireland
Oxford Aviation Academy Ireland Holdings Limited.......................................................	Ireland
Oxford Aviation Academy Latvia SIA.............................................................................	Latvia
Oxford Aviation Academy Norway Holdings AS.............................................................	Norway
Parc Aviation (UK) Limited.............................................................................................	United Kingdom
Parc Aviation Engineering Services Limited..................................................................	Ireland
Parc Aviation International Limited.................................................................................	Ireland
Parc Aviation Limited.....................................................................................................	Ireland
Parc Aviation Services Limited.......................................................................................	Isle of Man
Parc Interim Limited.......................................................................................................	Ireland
Parc Selection Limited...................................................................................................	Isle of Man
Presagis Europe (S.A.) .................................................................................................	France
Rotorsim s.r.l. (50%)......................................................................................................	Italy
Servicios de Instrucción de Vuelo, S.L. (80%)...............................................................	Spain
Simubel N.V. (a CAE Aviation Training Company)........................................................	Belgium
SIV Ops Training, S.L....................................................................................................	Spain

Other
Asian Aviation Centre of Excellence (Singapore) Pte Ltd.(50%) ..................................	Singapore
Asian Aviation Centre of Excellence Sdn. Bhd. (50%) ..................................................	Malaysia
CAE Aircraft Maintenance Pty Ltd. ................................................................................	Australia
CAE Aviation Training Chile Limitada [4]...........................................................................	Chile
CAE Aviation Training International Ltd.........................................................................	Mauritius
CAE Aviation Training Peru S.A. ...................................................................................	Peru
CAE Brunei Multi Purpose Training Center SDN BHD (60%)........................................	Brunei
CAE Centre Hong Kong Limited....................................................................................	China
CAE China Support Services Company Limited ...........................................................	China
CAE Datamine Peru S.A. ..............................................................................................	Peru
CAE Dubai LLC (49%)...................................................................................................	Dubai
CAE Flight & Simulator Services Sdn. Bhd. ..................................................................	Malaysia
CAE Flight and Simulator Services Korea Ltd...............................................................	Korea
CAE Flight Training (India) Private Limited (50%).........................................................	India
CAE Flight Training Center Mexico, S.A. de C.V. .........................................................	Mexico
CAE India Private Limited (76%)....................................................................................	India
CAE Integrated Enterprise Solutions Australia Pty Ltd..................................................	Australia
CAE Japan Flight Training Inc. J	Japan
CAE Labuan Inc. ...........................................................................................................	Malaysia
CAE Melbourne Flight Training Pty Ltd..........................................................................	Australia
CAE Middle East Holdings Limited (50%) .....................................................................	Dubai
CAE Mining Africa (Pty) Ltd. .........................................................................................	South Africa
CAE Mining Australia Pty Ltd. .......................................................................................	Australia
CAE Mining Brasil Soluçoes em Tecnologia Ltda. ........................................................	Brazil
CAE Mining Chile SA ....................................................................................................	Chile
CAE Mining Services Mexico, S.A. de C.V....................................................................	Mexico
CAE New Zealand Pty Limited.......................................................................................	New Zealand
CAE Shanghai Company, Limited .................................................................................	Shanghai
CAE Simulation Technologies Private Limited...............................................................	India
CAE Simulation Training Private Limited (25%).............................................................	India
CAE Singapore (S.E.A.) Pte Ltd. ..................................................................................	Singapore
CAE South America Flight Training do Brasil Ltda........................................................	Brazil
CAE-LIDER Training Do Brasil Ltda. (50%)...................................................................	Brazil
China Southern West Australia Flying College Pty Ltd (47%).......................................	Australia
Emirates-CAE Flight Training (L.L.C.) (49%).................................................................	Dubai
Flight Training Device (Mauritius) Limited......................................................................	Mauritius
GCAT Australia PTY Limited .........................................................................................	Australia
HATSOFF Helicopter Training Private Limited (50%)....................................................	India
International Flight School (Mauritius) Ltd. ....................................................................	Mauritius
Kestrel Technologies Pte Ltd. .......................................................................................	Singapore
National Flying Training Institute Private Limited (51%) ...............................................	India
Oxford Aviation Academy (Australia) Pty Ltd.................................................................	Australia
Oxford Aviation Academy Holdings Pty Ltd...................................................................	Australia
Parc Aviation Japan Limited...........................................................................................	Japan
Philippine Academy for Aviation Training, Inc. (40%)....................................................	Philippines
Rotorsim Australia Pty Ltd. ............................................................................................	Australia
Sabena Flight Academy – Africa (34%) Came	Cameroun
Simulator Servicios Mexico, S.A. de C.V. .....................................................................	Mexico
Zhuhai Free Trade Zone Xiang Yi Aviation Technology Company Limited...................	China
Zhuhai Xiang Yi Aviation Technology Company Limited (49%).....................................	China

[1] Partnership

[2] Partnership

[3] Partnership

[4]  Partnership

DISCONTINUED OR INACTIVE

Name of Subsidiary	Jurisdiction of Incorporation
BGT BioGraphic Technologies Inc.................................................................................	Canada
CAE Beteiligungsgesellschaft mbH................................................................................	Germany
CAE Screenplates SA....................................................................................................	France
GCAT Flight Academy Germany GmbH........................................................................	Germany
ICCU Imaging Inc...........................................................................................................	Canada
Invertron Simulators plc.................................................................................................	United Kingdom
ISDAT Simulation SDN BHD (20%)...............................................................................	Malaysia
Oxford Aviation Academy Finco S.à r.l..........................................................................	Luxembourg
Oxford Aviation Academy Luxembourg S.à r.l...............................................................	Luxembourg
Oxford Aviation Academy Luxembourg 2 S.à r.l............................................................	Luxembourg
Oxford Aviation Academy Luxembourg 3 S.à r.l............................................................	Luxembourg
Parc-CV Limited.............................................................................................................	Ireland
Parc Aviation Training Limited.......................................................................................	Ireland
Xtend Inc........................................................................................................................	Utah
ZFB Zentrum für Flugsimulation Berlin GmbH (17%)....................................................	Germany

SCHEDULE B – AUDIT COMMITTEE MANDATE

cae inc.

Membership and Responsibilities of

the Audit Committee of the Board of Directors

1.                Role and Membership

The Audit Committee (the “Committee”) shall be a committee of the Board of Directors.

The Committee shall consist of three to five directors (one of whom shall be the Chairman of the Committee). All members of the Committee shall be independent directors, as determined by the Board taking into consideration applicable laws, regulations and other requirements and regulatory guidelines applicable to such determination. Each member shall annually certify to CAE Inc. (“CAE” or the “Company”) as to his or her independence, in form compliant with the standards of independence set out by regulatory authorities, stock exchanges and other applicable laws, regulations and requirements.  Each member shall be able to read and understand financial statements (balance sheet, income statement, cash flow statement) that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by CAE’s financial statements, or shall become able to do so within a reasonable period of time after joining the audit committee. One member shall qualify as a “financial expert” (as defined by applicable regulation) and therefore have past employment in finance, accounting or any other comparable experience or background providing financial expertise. The Committee composition, including the qualifications of its members, shall comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as such requirements may be amended from time to time.

The Chairman of the Committee and its members shall be elected annually by the Board of Directors following recommendation of the Governance Committee and the Chairman of the Board. If the designated Chairman of the Committee is unable to attend a Committee meeting, the other Committee members present shall elect a replacement Chairman for that meeting.

A majority of members of the Committee shall constitute a quorum.

2.                Responsibilities

Work closely and cooperatively with such officers and employees of CAE, its auditors, and/or other appropriate advisors and with access to such information as the Committee considers to be necessary or advisable in order to perform its duties and responsibilities, as assigned by the Board of Directors, in the following areas:

3.                Review of Audited Financial Statements

3.1            Review the annual audited consolidated financial statements and make specific recommendations to the Board of Directors. As part of this process the Committee should:

•         Review the appropriateness of and any changes to the underlying accounting principles and practices.

•         Review the appropriateness of estimates, judgments of choice and level of conservatism of accounting alternatives.

•         Review annually with management, external and internal auditors the identification, assessment and resulting mitigation strategy for financial risks, and the input of the integrated risk assessment into the annual audit planning cyclewith subsequent quarterly updates by Chief Financial Officer of any material changes with respect to financial risk assessment. .

•         Oversee the review by internal audit of the existence and effectiveness of CAE’s group-wide risk management program.

•         Review the annual audited financial statements and actuarial valuation reports, if any, for the Supplementary Pension, Designated Executive Pension Plan, Employee Pension Plan, U.S. 401(K) Retirement Savings Plans and other material pension plans of the Company and its subsidiaries.

4.               Engagement of External Auditors

4.1            Recommend to the Board of Directors the appointment of the external independent auditor, which shall be accountable to the Board and the audit committee as representatives of the shareholders.

4.2            Review and approval of engagement letter. As part of this review the committee reviews and recommends to the Board of Directors for their approval the auditors’ fees for the annual audit. The Committee is responsible for the oversight of the work of the Company’s auditor for the purpose of preparing or issuing an audit report or related work, and the auditor shall report directly to the Committee. The Committee shall pre-approve the engagement of the external auditors for the audit, any audit-related services, advice with respect to taxation matters and other permitted services and fees for such services, including approval processes for any such service that comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as amended from time to time.

4.3            Receipt of a written statement not less than annually from the external auditor describing in detail all relationships between the auditor and CAE that may impact the objectivity and independence of the auditor. Review annually with the Board of Directors the independence of the external auditors and either confirm to the Board of Directors that the external auditors are independent in accordance with applicable listing requirements, laws, regulations and other regulatory guidelines, or recommend that the Board of Directors take appropriate action to satisfy itself of the external auditors’ independence. Review and approve CAE’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of CAE.

5.                Review and Discussion with External Auditors

5.1            Review with the external auditors and management the annual external audit plans and agenda which would include objectives, scope, risks assessments, timing, materiality level and fee estimate.

5.2            Request and review an annual report prepared by the external auditors of any significant recommendations to improve internal control over financial reporting and corresponding management responses.

5.3            Request and review an annual report prepared by the external auditors regarding the auditor’s internal quality-control procedures, material issues raised by the most recent internal quality-control review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more audits carried out by the auditors, and any steps taken to deal with any such issues.

5.4            Hold timely discussions with the external auditors regarding (i) critical accounting policies and practices, (ii) alternative treatments of financial information within generally accepted accounting principles related to material items discussed with management, ramifications thereof and treatment preferred by the external auditor, and (iii) other material written communication between the external auditor and management, including the management letter and schedule of unadjusted differences.

5.5            Meet to review and discuss with the external auditors the annual audited financial statements and quarterly financial statements, including disclosures in management discussion and analysis.

5.6            Meet separately, quarterly, with the external auditors (including the lead partner).

5.7            Make specific and direct inquiry of the external auditors’ work relating to:

•       Performance of management involved in the preparation of financial statements.

•       Any restrictions on the scope of audit work.

•       The level of cooperation received in the performance of the audit.

•       The effectiveness of the work of internal audit.

•       Any unresolved material differences of opinion or disputes between management and the external auditors, and be directly responsible for overseeing the resolution of disagreements between management and the external auditors regarding financial reporting.

•       Any transactions or activities which may be illegal or unethical.

•       Independence of the external auditor including the nature and fees of non-audit services performed by external audit firm and its affiliates.

•         Any other matter so desired.

5.8            Provide evaluation and regular feedback to the external auditors.

6.                Review and Discussion with Internal Auditors

6.1            Review the annual internal audit plan including assessment of audit risk, planned activities, level and nature of reporting, audit organization and annual budget.

6.2            Periodically review the adequacy and effectiveness of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting, including any significant deficiencies and significant changes in internal controls.

6.3            Set and communicate to the director of internal audit high expectations and hold him/her and the department accountable for meeting them. Provide guidance on reported potential management lapses and evaluate the status and implementation of recommendations.

6.4            Meet separately, regularly, with the director of internal audit.

6.5            Make specific and direct inquiry of the internal auditors’ work relating to:

•         Any significant recommendations to improve financial, operational and compliance internal controls and corresponding management responses.

•         The level of independence of internal audit.

•         Any material disagreement with management or scope or restrictions encountered in the course of the function’s work.

•         Any other matter so desired.

6.6            Discuss goals and evaluate the performance of the Director of Internal Audit. Oversee at least once every five years an external review of the internal audit function.

7.                Review and Discussion with Management

7.1            Review and assess the adequacy and quality of organization, staffing and succession planning for accounting and financial responsibilities (including internal audit).

7.2            Review analyses prepared by management setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effect of alternative and/or new GAAP methods on the financial statements.

7.3            Discuss with management the annual audited financial statements and quarterly financial statements and the independent auditor, including CAE’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

7.4            Review with management the annual performance of external and internal audit and respond to results thereof.

7.5            Review at least annually with management:

•         Tax compliance;

•         IT and Cyber-Security risks and controls; and

•         Capital structure appropriateness and efficiency.

8.               Review and Discussion with the Human Resources Committee

8.1            On request, provide support to the Human Resources Committee of the Board (“HR Committee”) regarding management incentives and related topics (including compensation and appropriate use of corporate assets).

8.2            Support with the HR Committee in its assessment of the incentive structure and whether it contributes to increased fraud or other risks.

9.                Review of Public Disclosure Documents

9.1            Review all material public documents relating to CAE’s financial performance, financial position or analyses thereon, including financial statements, MD&A, annual and interim earnings press releases and the Annual Information Form (“AIF”), prior to their release. Review and monitor practices and procedures adopted by the Company to assure compliance with applicable listing requirements, laws, regulations and other rules, and where appropriate, make recommendations or reports thereon to the Board of Directors. Discuss CAE’s financial information and earnings guidance, if any, provided to analysts and rating agencies.

9.2            Review major issues regarding accounting principles and financial report presentations, including any significant changes in the accounting principles to be observed in the preparation of the accounts of the Company and its subsidiaries, or in their application; major issues as to the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

9.3            Prepare/review such reports of the Committee as may be required by any applicable securities regulatory authority to be included in the Company’s management proxy circular or any other disclosure document of the Company.

9.4            The Committee shall review and approve the procedures set out in the Company’s Corporate Communications & Disclosure Policy and will annually verify that adequate procedures exist within the Company for the review of its disclosure of financial information derived from its financial statements.

10.            Ethical and Legal compliance

10.1          Oversee, review, and annually update the Company’s code of business conduct and the company’s system to monitor compliance with and enforce this code.

10.2          Review, with the Company’s general counsel, legal compliance and legal matters that could have a significant impact on the Company’s financial statements.

11.             Other Responsibilities

11.1          The Board may refer from time to time such matters relating to the financial affairs and risk management of the Company as the Board may deem appropriate.

12.             Meetings

12.1          The Committee shall meet at such times as deemed necessary by the Board or the Committee and shall report regularly to the Board.

13.             Engagement of Professional Services

13.1          The Committee is authorized to engage independent counsel, and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for such services.

14.             Handling of Complaints

14.1          The Committee shall maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

15.             Annual Review

15.1          The Committee shall review and assess the adequacy of its mandate annually, report to the Board of Directors thereon and recommend to the Board of Directors (for approval) any proposed changes to its processes, procedures and agendas, as well as this charter.

15.2          The Committee shall also perform an annual evaluation of the composition (including considering periodically rotating its members), independence and performance of the Committee and shall report to the Chairman of the Governance Committee of the CAE Board of Directors thereon.

16.            Orientation and Continuing Education

16.1          Identify and participate where appropriate or necessary in continuing audit committee education reading and/activities.